Exhibit 10.27

Confidential materials omitted and filed separately with

the Securities and Exchange Commission.

Asterisks denote omissions.

ASSET PURCHASE AGREEMENT

Between

MEDIMMUNE, INC.,

as Seller,

and

ZLB BEHRING AG,

as Purchaser,

Dated as of November 8, 2006

	4.3	Consents and Approvals.	22
	4.4	HSR Act.	22
	4.5	Other Pre-Closing Covenants.	23

5.	ADDITIONAL COVENANTS.		24
	5.1	Confidentiality; Publicity.	24
	5.2	Availability of Records.	25
	5.3	Revision of Marketing Materials; Use of Names.	25
	5.4	Customer Notifications.	26
	5.5	Product Returns, Rebates, Chargebacks and NDC Number.	26
	5.6	Accounts Receivable.	28
	5.7	Regulatory Approvals.	29
	5.8	Tax Matters.	31
	5.9	Government Multi-Product Contracts.	31
	5.10	Inventory.	31
	5.11	Further Assurances.	31
	5.12	Post-Effective Time Cooperation.	32
	5.13	No Active Solicitation of Returns.	32
	5.14	Insurance.	32
	5.15	Non-Competition.	33

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.		33
	6.1	Representations and Warranties.	33
	6.2	Performance.	33
	6.3	Legal Proceedings.	34
	6.4	Consents.	34
	6.5	Purchase Price.	34
	6.6	Purchaser’s Certificates.	34
	6.7	Assumption Agreement.	34
	6.8	Ancillary Agreements.	34
	6.9	Governmental Authorizations.	34
	6.10	Purchaser Financial Information.	34
	6.11	Parent Guaranty.	34

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.		34
	7.1	Representations and Warranties.	34
	7.2	Performance.	35
	7.3	Legal Proceedings.	35
	7.4	Consents.	35
	7.5	Seller’s Certificates.	35
	7.6	Related Instruments.	35
	7.7	Ancillary Agreements.	35
	7.8	Governmental Authorizations.	35
	7.9	Baxter/PPS Matters.	35
	7.10	Product Removal Notice.	35

8.	SURVIVAL; INDEMNIFICATION.		36
	8.1	Survival of Representations.	36
	8.2	Indemnification by Seller.	36
	8.3	Indemnification by Purchaser.	37
	8.4	Calculation of Losses.	38
	8.5	Termination of Indemnification.	38
	8.6	Procedures.	38
	8.7	Sole Remedy; No Additional Representations.	40
	8.8	Limitations on Liability.	41

9.	TERMINATION.		41
	9.1	Termination.	41
	9.2	Effect of Termination.	42

10.	MISCELLANEOUS.		42
	10.1	Amendment and Waivers.	42
	10.2	Notices.	42
	10.3	Definitions; Interpretation.	43
	10.4	Descriptive Headings.	44
	10.5	Counterparts.	44
	10.6	Entire Agreement.	44
	10.7	Fees And Expenses.	44
	10.8	Governing Law.	44
	10.9	Specific Performance.	44
	10.10	Assignment.	44
	10.11	Successors and Assigns.	44
	10.12	Severability.	45
	10.13	Consent to Jurisdiction.	45
	10.14	Waiver of Jury Trial.	45

LIST OF EXHIBITS, SCHEDULES AND ANNEXES

Annex	Description
A	Definitions

Exhibits	Description
A	Assumption Agreement
B	Reserved
C	Trademark Assignment Agreement
D-1, D-2, D-3	Initial Press Releases
E	Transition Services Agreement
F	Escrow Agreement
G	Parent Guaranty
H	Bill of Sale

Schedules	Description
1.2(a)	Acquired Assets
1.2(a)(i)	Product Intellectual Property
1.2(a)(ii)	Governmental Authorizations
1.2(a)(iii)	Product Documentation and Product Records
1.2(a)(iv)	Marketing Material
1.2(a)(v)	Assigned Contracts
1.2(a)(vi)	Customer Lists
1.2(a)(vii)	Manufacturing Equipment
1.2(a)(viii)	Database Software
1.2(b)	Excluded Assets
1.3(a)	Assumed Liabilities
1.8	Estimated Inventory Value
1.9	Allocation Schedule
2.3(a)	No Conflicts
2.3(b)	Consents, Approvals and Filings
2.4	Title to Assets Exceptions
2.5	Intellectual Property Exceptions
2.6	Assigned Contracts Exceptions
2.7(a)	Compliance with Law Exceptions
2.7(b)(ii)	Notices from Governmental Entities
2.8	Litigation Exceptions
3.9(a)	Financial Statements
3.9(b)	Interim Financial Statements
3.9(c)	Financial Statements Exceptions
5.5(b)(iii)	Best Price
5.9	Pricing: Government Multi-Product Contracts
6.4	Required Consents

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 8, 2006, (the “Agreement Date”) between MedImmune, Inc., a Delaware corporation (“Seller”), and ZLB Behring AG, a Swiss corporation (“Purchaser”).

Recitals

WHEREAS, Seller owns certain assets relating to the manufacture, distribution, marketing and sale of a biological product known as CytoGam® (cytomegalovirus immune globulin intravenous) (the “Product”), which assets are referred to herein as the Acquired Assets (as more particularly defined below); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets (as defined below), and Purchaser has agreed to assume from Seller the Assumed Liabilities (as defined below), all on the terms and conditions set forth in this Agreement; and

WHEREAS, except as otherwise expressly provided, capitalized terms used herein shall have the meanings set forth in Annex A.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      SALE AND PURCHASE OF ASSETS.

1.1          Purchase and Sale.  On the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, from Seller, as of the Effective Time, all the right, title and interest of Seller in, to and under the Acquired Assets in consideration for payment of the Purchase Price (as defined below) and the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition.”

1.2          Transfer of Assets.

(a)           Acquired Assets.  The term “Acquired Assets” means all Seller’s rights, title and interest in, to and under those certain assets set forth below and further described in Schedule 1.2(a), subject to any limitations, restrictions or conditions imposed under the Assigned Contracts, the Assumed Liabilities or this Agreement:

(i)            the Product Intellectual Property;

(ii)           the Governmental Authorizations;

(iii)          the Product Documentation and Product Records;

(iv)          the Marketing Material;

(v)           the rights of Seller and its Affiliates under the contracts and agreements listed on Schedule 1.2(a)(v) (the “Assigned Contracts”);

(vi)          the customer list for the Product and all historical customer lists prepared within the past five (5) years, which shall be delivered at the Closing as Schedule 1.2(a)(vi);

(vii)         the manufacturing equipment identified on Schedule 1.2(a)(vii);

(viii)        the Seller’s interest in the database software and the data identified on Schedule 1.2(a)(viii);

(ix)           the Inventory;

(x)            all goodwill relating to the Acquired Assets; and

(xi)           all rights in and to all warranties, guarantees and indemnities with respect to the Acquired Assets or Assumed Liabilities, and, except as provided in Section 1.2(b)(vi), all rights, claims or causes of action of Seller and/or any of its Affiliates relating to any Acquired Asset or any Assumed Liability, whether known or unknown, contingent or noncontingent.

(b)           Excluded Assets.  Notwithstanding anything to the contrary in Section 1.2(a) and elsewhere in this Agreement, all assets of Seller other than the Acquired Assets (the “Excluded Assets”) are not part of the Acquisition.  By way of clarification and not limitation, the following assets (as further described on Schedule 1.2(b)) shall be Excluded Assets and shall remain the property of Seller after the Closing:

(i)            any real estate owned or leased by Seller or any of its Affiliates;

(ii)           all cash and cash equivalents of Seller or any of its Affiliates;

(iii)          the Names;

(iv)          all Accounts Receivable;

(v)           any refund or credit of Taxes attributable to any Excluded Tax Liability;

(vi)          all rights, claims, causes of action and credits of Seller or any of its Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies, and all rights in and to all warranties, guarantees and indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

(vii)         all rights of Seller or any of its Affiliates under this Agreement, the Related Instruments and the Ancillary Agreements; and

(viii)        all Retained Information.

(c)           Liens and Encumbrances.  Subject to any limitations or conditions imposed by the Assigned Contracts and as otherwise provided in this Agreement, Purchaser is acquiring the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller or any of its Affiliates, other than the Assumed Liabilities, and free and clear of all Liens and Encumbrances, other than Permitted Liens.

1.3          Assumed and Excluded Liabilities.

(a)           Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser hereby assumes, and from and after the Effective Time Purchaser shall pay, perform, discharge and otherwise fully satisfy when due, any and all liabilities, obligations and commitments arising out of or related to the liabilities set forth below and further described in Schedule 1.3(a) (the “Assumed Liabilities”):

(i)            except to the extent set forth in Section 1.3(b)(i), all liabilities, obligations and commitments arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, if asserted following the Effective Time, to the extent that such liabilities, obligations or commitments (A) result from the use or misuse of Product included in any lot released by or on behalf of Purchaser after the Effective Time (“Purchaser Lot”), (B) otherwise relate to Product included in any Purchaser Lot (including all Proceedings relating to any such liabilities) or (C) subject to the Transition Services Agreement, relate to, or derive from, the sale, handling or distribution of the Product (including Product from any lot released by or on behalf of Seller prior to the Effective Time (“Seller Lot”)) after the Effective Time by or on behalf of Purchaser;

(ii)           except to the extent specifically provided in Section 1.3(b)(ii), all liabilities arising out of or relating to the ownership of the Governmental Authorizations from and after the Effective Time, including the responsibility for all product complaints, recalls, lookbacks, market withdrawals and field corrections with respect to any Product included in any Purchaser Lot;

(iii)          subject to Section 5.5 below, all liabilities arising out of or relating to the return of any Product included in any lot from which Seller had not shipped any vials of Product prior to the Effective Time;

(iv)          subject to Section 5.5, all liabilities, obligations and commitments arising out of or relating to any rebates, chargebacks, or administrative fees related to any Product that are asserted or requested on or after [*****];

(v)           all liabilities for Taxes arising out of or relating to, directly or indirectly, the Acquired Assets (including the Product), or the ownership, sale or lease of any of the Acquired Assets, other than the Excluded Tax Liabilities, and in each case only to the extent such Taxes relate to periods or transactions after the Effective Time;

(vi)          all liabilities arising on or after the Effective Time under or relating to, directly or indirectly, the Assigned Contracts, other than liabilities for breaches occurring prior to the Effective Time;

(vii)         all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Acquired Assets (including the Product), or the ownership, sale or lease of any of the Acquired Assets, or the marketing, sale or distribution of the Product, or the conduct of the Product-Related Business, but in each case only to the extent arising after the Effective Time; and

(viii)        except to the extent specifically provided in Section 1.3(b), any and all other liabilities, obligations and commitments, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Acquired Assets (including the Product), to the extent arising after the Effective Time.

For avoidance of doubt, nothing in this Section 1.3(a) is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Purchaser as they may occur and/or exist after the Effective Time by virtue of Purchaser’s ownership of the Acquired Assets or operation of the Product-Related Business, but rather, this Section 1.3(a) is solely intended to identify and provide for the assumption by Purchaser of those Liabilities of Seller that are specifically assumed by Purchaser hereunder and which, but for such assumption, would remain Liabilities of Seller.

(b)           Excluded Liabilities.  Notwithstanding any other provision of this Agreement or any Related Instrument, Purchaser is not hereby assuming any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller. The term “Excluded Liability” shall mean those liabilities which are not Assumed Liabilities, including:

(i)            all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, to the extent such liabilities, obligations or commitments (A) result from the use or misuse of Product included in any Seller Lot, or (B) otherwise relate to Product included in any Seller Lot (including all Proceedings relating to any such liabilities), except in the case of both (A) and (B) to the extent such liabilities relate to or derive from the sale, handling or distribution of such Product after the Effective Time by or on behalf of Purchaser;

(ii)           all liabilities arising out of or relating to the ownership of the Governmental Authorizations prior to the Effective Time, including the responsibility for all product complaints, recalls, market withdrawals and field corrections with respect to any Product included in any Seller Lot;

(iii)          subject to Section 5.5 below, all liabilities arising out of or relating to the return of any Product included in any lot from which Seller had shipped at least one Product vial prior to the Effective Time, provided, that Purchaser maintains substantially the same Product return policies with respect to Product in any lots for which Seller retains return liability;

(iv)          subject to Section 5.5 below, all liabilities, obligations and commitments arising out of or relating to any rebates, chargebacks, or administrative fees related to any Product that are asserted or requested prior to [*****];

(v)           all liabilities arising out of or claims or complaints originating, occurring, arising or brought against Seller relating to or affecting the Product or the Product-Related Business with respect to any time prior to the Effective Time;

(vi)          any Tax payable with respect to any business, asset, property or operation of Seller or any member of any affiliated group of which Seller is a member (including any Taxes relating to or arising out of the operation of the Acquired Assets) relating to any Pre-Effective Time Tax Period, other than any Tax for which Purchaser is responsible pursuant to Section 5.8, provided that notwithstanding Section 5.8, Purchaser shall not assume any liability for transfer Taxes to the extent such transfer Tax is measured by gain realized by Seller from the sale of the Acquired Assets (an “Excluded Tax Liability”) and, for this purpose, in the case of a taxable period that begins before and ends after the Effective Time (a “Straddle Period”), (i) any Tax that is based on income, revenue, sales, payments or wages shall be allocated between the portion of the Straddle Period that is a Pre-Effective Time Tax Period and the remainder of the Straddle Period, as if based on a closing of the books as of the Effective Time, (ii) and any other Tax shall be allocated in proportion to the number of the days of the Straddle Period ending before and after the Effective Time;

(vii)         any liability of Seller or any of its Affiliates arising out of or relating to any Excluded Asset;

(viii)        any liability of Seller or any of its Affiliates for royalties accrued in connection with the manufacture and sale of Product prior to the Effective Time;

(ix)           any liability of Seller or any of its Affiliates for accounts payable incurred in connection with the manufacture and sale of Product prior to the Effective Time;

(x)            except as otherwise expressly provided in this Agreement or the Transition Services Agreement, any liability for acts of Seller after the Effective Time; and

(xi)           except to the extent specifically provided in Section 1.3(a) any and all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Acquired Assets (including the Product) but only to the extent related to any period prior to the Effective Time.

(c)           No Offset.  Each of Purchaser’s and Seller’s obligations under this Section 1.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Ancillary Agreement or Related Instrument or any right or alleged right to indemnification hereunder.

1.4          Closing.  The closing of the Acquisition provided for in this Agreement (the ”Closing”) will take place at the offices of Seller’s counsel, Hogan & Hartson L.L.P. at 555 Thirteenth Street, N.W., Washington, D.C. at a mutually agreeable time on the date three (3) business days after the date on which all of the conditions precedent set forth in Sections 6 and 7 below are satisfied or waived (or such other date as Seller and Purchaser mutually agree).  The time of consummation of the transactions contemplated by this Agreement (“Effective Time”) is deemed to be at 12:01 a.m. Maryland time on the date on which the Closing occurs (the “Closing Date”).

1.5          Purchase Deposit.

(a)           Payment of Deposit.  Upon execution of this Agreement, Purchaser shall deliver to Seller a deposit of Five Million Dollars ($5,000,000) (the “Purchase Deposit”), to be held by Seller.  For purposes of calculating any accrued interest on the Purchase Deposit, the Parties agree to use an interest rate of [*****] per annum from and after the date of delivery.  The Purchase Deposit is a deposit against, and component of, the Purchase Price defined in Section 1.6 and shall be applied to the Purchase Price at the Closing.

(b)           Return of Deposit.  In the event that Purchaser terminates this Agreement as permitted pursuant to Section 9.1(c), the Purchase Deposit shall be returned to Purchaser.  The Purchase Deposit shall also be returned to Purchaser in the event the Agreement is terminated by mutual agreement pursuant to Section 9.1(a).  Interest on the Purchase Deposit shall be paid out to Purchaser when the Purchase Deposit is paid out.

(c)           Forfeit of Deposit.  The Purchase Deposit, plus accrued interest, shall be forfeited by Purchaser and be retained by Seller in the event that this Agreement is terminated by Seller pursuant to Section 9.1(b), other than pursuant to either condition precedent Section 6.3, Legal Proceedings, or Section 6.4, Consents, in which case the Purchase Deposit, plus accrued interest, shall be returned to Purchaser.

1.6          Purchase Price.  In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license and delivery of the Acquired Assets hereunder, Purchaser shall assume the Assumed Liabilities and pay to Seller, by wire transfer of immediately available funds directly to an account designated by Seller, when due, the following (subject to the adjustments set forth in this Section 1, the “Purchase Price”):

(a)           Up-Front Payment.  An up-front component consisting of:

(i)            the Purchase Deposit paid pursuant to Section 1.5; and

(ii)           Forty-Five Million Dollars ($45,000,000) (the “Cash Amount”) payable at Closing.

(b)           Equipment Payment.  The value of (i) the manufacturing equipment set forth on Schedule 1.2(a)(vii) and (ii) the plasma database software set forth on Schedule 1.2(a)(viii) (collectively, the “Equipment Payment”) payable at Closing.

(c)           Inventory Payment.  The Estimated Inventory Value calculated pursuant to Section 1.8 (the “Initial Inventory Payment,” and together with the Cash Amount and the Equipment Payment, the “Closing Payment”) payable at Closing and subject to adjustment for any Inventory Variance in accordance with Section 1.8.

(d)           Milestone Payments.  The following Milestone Payments:

(i)            [*****] (the “First Milestone Payment”) payable when Cumulative Net Sales reach [*****] (the “First Milestone”);

(ii)           [*****] (the “Second Milestone Payment”) payable when Cumulative Net Sales reach [*****] (the “Second Milestone”); and

(iii)          [*****] (the “Third Milestone Payment” and together with the First Milestone Payment and the Second Milestone Payment, the “Milestone Payments”) payable when Cumulative Net Sales reach [*****] (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Milestones”).

1.7          Milestone Payments.

(a)           Payment Procedures.

(i)            Within ten (10) days after the end of each calendar quarter in which Cumulative Net Sales have reached a Milestone, Purchaser shall deliver to Seller a written notice stating that a Milestone has been reached and that a Milestone Payment will be made by Purchaser within thirty (30) days after the end of such calendar quarter (the “Milestone Notice”). Such Milestone Notice need not include specific Cumulative Net Sales information.  Even if Purchaser or Seller determines, subsequent to delivery of a Milestone Notice, that a Milestone was not reached, delivery of such Milestone Notice by Purchaser based on its good faith belief that reaching a Milestone was imminent, and the payment by Purchaser of the Milestone Payment based thereon, shall not constitute a breach of this Agreement.

(ii)           On or before thirty (30) days after the end of each calendar quarter, Purchaser shall deliver to Seller a report (the “Quarterly Sales Report”) setting forth (x) Product sales for such quarter and (y) Cumulative Net Sales as of the end of such quarter.  Purchaser shall pay each Milestone Payment to Seller within thirty (30) days of the end of the first such calendar quarter in which the Cumulative Net Sales exceed the applicable Milestone as set forth in the Quarterly Sales Report for such quarter or, even if Cumulative Net Sales have not exceeded such Milestone, within (30) days of the end of a calendar quarter for which a Milestone Notice was delivered by Purchaser.  Purchaser’s obligation to make the Milestone Payments shall not expire, regardless of the amount of time required for Cumulative Net Sales to exceed the applicable Milestones.

(b)           Combination Products.  If Purchaser markets, distributes or sells a formulation of the Product or if any derivative thereof is present in combination with another substance (a “Combination Product”), the Net Sales of the Product for the purposes of calculating the Cumulative Net Sales shall be based on the amount of Product (or any derivative thereof) in the Combination Product, as follows:

(i)            the amount of the Product (or any derivative thereof) in the Combination Product shall be compared to the amount of the Product (or any derivative thereof) present as monotherapy, in order to identify the percentage of the monotherapy dose of the Product present in the Combination Product (such percentage being referred to as the “Product Percentage”).

(ii)           the Product Percentage shall be multiplied by the sale price of the Combination Product and such product shall be deemed to be Net Sales of the Product for the purposes of calculating Cumulative Net Sales pursuant to this Section 1.7(b).

(c)           Diligence.  Purchaser shall use its commercially reasonable efforts to commercialize the Product and generate maximum sales of Product for so long as any Milestone remains unachieved.  Each Party acknowledges that there is no assurance that the Milestones will be achieved.

(d)           Records; Audit.

(i)            Records Retention.  Purchaser, its Affiliates and sublicensees will maintain complete and accurate books, records and accounts in sufficient detail to confirm the accuracy of Cumulative Net Sales information reported to Seller (including the Monthly Sales Reports) (the “Sales Records”), which Sales Records will be retained by the applicable Party until all Milestone Payments have been paid in full.

(ii)           Audit.  Seller will have the right, no more frequently than once per year, to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Purchaser (the “Independent Audit Accounting Firm”), to have access during normal business hours, and upon reasonable prior written notice, to such of the Sales Records of Purchaser, its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of information needed to calculate Milestone Payments required hereunder.  The Independent Audit Accounting Firm will disclose to the Parties only whether the Cumulative Net Sales reported by the Purchaser are correct or incorrect and the specific details concerning any discrepancies.  As between Seller and Purchaser, Seller will bear all costs of such audit, unless the audit reveals a discrepancy in Seller’s favor sufficient to trigger an unrealized Milestone Payment, in which case such audit shall not be counted for purposes of the once-per-year limitation of Seller’s audit rights.

(e)           Security for Milestone Payments.  If at any time prior to the full payment of the Milestone Payments, based on Cumulative Net Sales reflected in a Quarterly Sales Report, a Milestone Notice or the results of an audit under Section 1.7(d)(ii), the Purchaser fails to make any Milestone Payment when due, Seller shall notify Purchaser in writing of such failure to make a Milestone Payment, and Purchaser shall have fifteen (15) days from delivery of such written notice by Seller to pay to Seller the Milestone Payment then due.  If Purchaser fails to pay to Seller such Milestone Payment then due within such fifteen (15) day period, Purchaser shall within five (5) days after the expiration of such fifteen (15) day period (A) pay to Seller the Milestone Payment then due and (B) complete, execute and deliver an escrow agreement in substantially the form attached hereto as Exhibit F, with such changes as reasonably required by the Escrow Agent (the “Escrow Agreement”) and such related documents as are reasonbly required by the Escrow Agent in connection therewith, and deposit into an escrow account, pursuant to such Escrow Agreement, immediately available funds in the amount of the aggregate total unpaid Milestone Payments not then due (the “Escrow Deposit”).  The Escrow Agreement shall provide that a Milestone Payment shall be made from the Escrow Deposit to Seller upon (1) the joint instruction of the Parties, (2) Seller’s delivery of a statement of audit under Section 1.7(d)(ii) verifying Cumulative Net Sales in excess of a Milestone accompanied by Seller’s certification that Purchaser has failed to pay the corresponding Milestone Payment or (3) Seller’s delivery of a signed statement of the Independent Audit Accounting Firm indicating that it has been unable to complete an audit under Section 1.7(d)(ii) due to Purchaser’s failure to reasonably cooperate with any such audit for any ten-business day period (or periods).  The balance of the Escrow Deposit may be reduced to the amount of the unpaid Milestone Payments as future Milestone Payments are made.  The Escrow Deposit shall serve as security for the obligations of Purchaser to make Milestone Payments when due, and shall remain outstanding unless and until all such Milestone Payments have been received by Seller.

(f)            Acceleration of Milestone Payments.

(i)            (A)          A Change of Control of Purchaser (including, without limitation, failure by Purchaser to provide Seller with written notice no less than one (1) business day prior to a Change of Control of Purchaser), (B) the failure of Purchaser to provide the Quarterly Sales Report within fifteen (15) days after written notice from Seller of such failure, (C) the failure of Purchaser to provide any Milestone Notice when due, (D) the failure of Purchaser to make a Milestone Payment required pursuant to clause (A) of the second sentence of Section 1.7(e) or the failure of Purchaser to deposit the Escrow Deposit in accordance with clause (B) of the second sentence of Section 1.7(e), or (E) the failure of Purchaser to comply with the diligence requirements set forth in Section 1.7(c), shall each be referred to as a “Milestone Acceleration Event.”

(ii)           Upon the occurrence of a Milestone Acceleration Event under Section 1.7(f)(i)(A), Section 1.7(f)(i)(B), Section 1.7(f)(i)(C) or Section 1.7(f)(i)(D), or a Milestone Acceleration Event that remains uncured for a period of fifteen (15) days with respect to Section 1.7(f)(i)(E), unless Seller otherwise notifies Purchaser in writing, all of the unpaid Milestone Payments shall immediately become due and payable, and in addition to any other remedies available at law or equity, Seller may pursue all available remedies pursuant to the Parent Guarantee, simultaneously with or in advance of pursuing remedies under this Agreement, provided that Seller may not pursue remedies under the Parent Guarantee for Milestone Payments paid to Seller pursuant to the Escrow Agreement from the Escrow Deposit.  For the avoidance of doubt, (A) in the event any Milestone Payment is paid to Seller from the Escrow Deposit by the Escrow Agent, Seller shall no longer be entitled to seek payment of such Milestone Payment from Purchaser or Guarantor and (B) Seller agrees to use reasonable efforts for ninety (90) days to fund any Milestone Payment which is due from the Escrow Deposit, prior to pursuing remedies under the Parent Guarantee.  Also, if Purchaser has fully funded the Escrow Deposit, any Milestone Payment that is paid to Seller by Purchaser or Guarantor directly, rather than by Escrow Agent from the Escrow Deposit, shall result in a prompt disbursement to Purchaser by the Escrow Agent from the Escrow Deposit in the amount of such Milestone Payment, and Seller agrees to execute any joint written instruction required to effect such disbursement.

1.8          Inventory Calculations.

(a)           Inventory.  At least three (3) business days prior to the projected Closing Date, Seller shall deliver to Purchaser Schedule 1.8 which shall set forth an estimate of the amount of the value of the Inventory, determined in accordance with GAAP, as consistently applied by Seller (the “Estimated Inventory Value”) as of the Closing Date.  The final calculation of the value of the Inventory as of the Effective Time, determined in accordance with GAAP, as consistently applied by Seller (the “Inventory Value”) shall be determined, and a payment for the difference between the Inventory Value and the Estimated Inventory Value shall be made to Purchaser or Seller, as the case may be, as follows:

(i)            No later than twenty-one (21) days following the Closing, Seller shall examine its records to determine the quantities of Inventory existing as of the Effective Time and deliver a statement of Inventory Value to Purchaser (the “Statement of Inventory Value”).

(ii)           Purchaser may dispute any amounts reflected on the Statement of Inventory Value on the basis that the Inventory Value was not accurate or correctly determined, and Purchaser shall have access to such Product Records, including Retained Information, as are reasonably necessary to support such determination; provided, however, that Purchaser shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within fifteen (15) days after Seller’s delivery of the Statement of Inventory Value to Purchaser.  In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Seller and Purchaser are unable to resolve any such dispute within fifteen (15) days after Purchaser’s delivery of its notice of dispute to Seller, Seller and Purchaser shall submit the items remaining in dispute for resolution to a mutually acceptable independent accounting firm of national reputation (the “Independent Accounting Firm”), which shall, within twenty (20) business days after such submission, determine and report to Seller and Purchaser its determination of the payment obligation for such remaining disputed items, and such report shall be final, binding and conclusive on the Parties.  In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(b)           Purchase Price Adjustment.  The Statement of Inventory Value shall be deemed final for the purposes of this Agreement upon the earlier of (x) the failure of Purchaser to notify Seller of a dispute within fifteen (15) business days after Seller’s delivery of the Statement of Inventory Value to Purchaser or (y) the resolution of all disputes pursuant to this Section 1.8.  If the difference between the Estimated Inventory Value and the final Statement of Inventory Value (the “Inventory Variance”) exceeds two percent (2%) of the Estimated Inventory Value, then within five (5) business days of the Statement of Inventory Value being deemed final, a payment shall be made as follows:

(i)            if the amount of the Inventory Value reflected on the final Statement of Inventory Value is less than the Estimated Inventory Value, then Seller shall pay an amount equal to the Inventory Variance to an account designated by Purchaser by wire transfer in immediately available funds;

(ii)           if the amount of the Inventory Value reflected on the final Statement of Inventory Value exceeds the Estimated Inventory Value, then Purchaser shall pay an amount equal to the Inventory Variance to an account designated by Seller by wire transfer in immediately available funds; or

(iii)          if the Inventory Variance is less than two percent (2%) of the Estimated Inventory Value, no payment shall be made on account of the Inventory Variance.

(c)           Fees for Inventory Review.  The fees and disbursements of the Independent Accounting Firm shall be allocated to Purchaser in the same proportion as (x) the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by Purchaser (as finally determined by the Independent Accounting Firm) bears to (y) the total amount of such remaining disputed items so submitted, and the balance shall be paid by Seller.

1.9          Allocation of Purchase Price.  The Purchase Price shall be allocated in detail among the various Acquired Assets in accordance with this Section 1.9.

(a)           Initial Allocation.  Subject to the adjustments described in this Section 1.9, the Purchase Price shall be allocated among the Acquired Assets as follows:

(i)            the Purchase Price minus the Estimated Inventory Value plus any Assumed Liabilities that are required to be treated as part of the purchase price for federal income tax purposes shall be allocated among the Acquired Assets (other than the Inventory) and the goodwill and going concern value of the Product-Related Business as set forth on Schedule 1.9 (the “Allocation Schedule”); and

(ii)           the Estimated Inventory Value shall be allocated among the Inventory as set forth on the Allocation Schedule.

(b)           Revised Allocation.  Within fifteen (15) days after the determination of the Inventory Value, Seller shall prepare and deliver to Purchaser an amended Allocation Schedule prepared in accordance with Section 1060 of the Code and the regulations thereunder (the “Revised Allocation”) that reflects (i) the Inventory Value, which shall be allocated among the Inventory, and (ii) any adjustments in the allocation of the initial Purchase Price and Assumed Liabilities among the Acquired Assets reasonably necessary to reflect changes in the Acquired Assets between the Agreement Date and the Effective Time.

(c)           Milestone Allocations.  Within thirty (30) days after the payment of each Milestone Payment, Seller and Purchaser shall agree on an amended Allocation Schedule (a “Milestone Allocation”) that reflects the payment of the Milestone Payment as additional Purchase Price and allocates such additional Purchase Price among the Acquired Assets in a manner consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(d)           Tax Allocation.  In accordance with Section 1060 of the Code and Treasury Regulations thereunder, Purchaser and Seller agree, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, to be bound by the Revised Allocation and Milestone Allocation, to file all Tax Returns (including Internal Revenue Service (“IRS”) Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the aforementioned allocations, and not to take any position inconsistent with the aforementioned allocations in the course of any audit, examination, other administrative or judicial proceeding; provided, however, that the provisions of this Section 1.9(d) shall apply only with respect to, and to the extent of any Tax Returns filed by Seller or Purchaser with a U.S. federal, state or local Tax authority and shall not prevent either Seller or Purchaser from seeking relief from the competent authorities under any treaties providing for avoidance of double taxation.

1.10        Prorations.

(a)           Prorations.  Subject to Sections 1.2 and 1.3 above, all royalties, contract payments, and other prepaid and deferred items relating to the Acquired Assets and Assumed Liabilities shall be prorated between Purchaser and Seller in accordance with the principle that (i) Seller shall be responsible for expenses relating to the manufacture and sale of the Products during the periods prior to the Effective Time and (ii) Purchaser shall be responsible for expenses relating to the manufacture and sale of units of Product during the periods after the Effective Time.

(b)           Timing of Payment.  Any prorations pursuant to this Section 1.10 will, insofar as feasible, be determined and paid on the Closing Date, and the Parties shall agree on a statement setting forth all such prorations as soon as practicable after the Closing.  Final settlement and payment by the appropriate Party of the net amount of prorations owing to the other Party shall occur no later than thirty (30) days after the actual amount becomes known.

1.11        Risk of Loss.  At the Effective Time, title to the Acquired Assets is hereby transferred to Purchaser and Purchaser shall hereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

2.                                      REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser as of the date hereof as follows:

2.1          Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.2          Due Authorization.  Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Ancillary Agreements, and the Related Instruments.  The execution and delivery of this Agreement, the Ancillary Agreements and the Related Instruments and the performance of all of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been validly executed and delivered by Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and each Related Instrument and Ancillary Agreement that is to be executed and delivered by Seller will constitute when executed and delivered by Seller (assuming that such Related Instrument or Ancillary Agreement has been duly authorized, executed and delivered by the other parties thereto to the extent applicable), a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor’s rights generally.

2.3          No Conflicts; Consents.

(a)           No Conflicts.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance of this Agreement, the Related Instruments or the Ancillary Agreements by Seller (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) assuming all of the consents, approvals, authorizations and permits described in Section 2.3(b) have been obtained, all the filings and notifications described in Section 2.3(b) have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Seller, and (iii) except as set forth on Schedule 2.3(a), do not conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Seller or any applicable order, writ, injunction or decree of any court or Governmental Entity to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets is subject.

(b)           Consents and Approvals.  Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, similar filings and approvals under foreign competition laws, and all of the filings and other actions listed on Schedule 2.3(b) (including the letter to the FDA contemplated by Section 5.7 and as may be necessary as a result of any facts or circumstances relating to Purchaser), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Entity, is required for Seller to consummate the Acquisition, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.4          Title to Assets.  Except as set forth on Schedule 2.4, and except for the Product Intellectual Property (which is addressed in Section 2.5) and any limitations or conditions imposed by the Assigned Contracts or as provided in the Assigned Contracts, Seller has good and valid title to all the Acquired Assets, except in the case of the Acquired Assets that have been sold or otherwise disposed of in the Ordinary Course Of Business consistent with past practices and not in violation of this Agreement, in each case free and clear of all Liens and Encumbrances, other than Permitted Liens and any limitations or conditions imposed by the Assigned Contracts.  Except as set forth on Schedule 2.4 and except for human resources (including sales force, product representatives, quality assurance/quality control and/or supply chain personnel) used in lot release, stability, raw material sourcing and management, work-in-progress and finished Product logistics, sales and marketing of the Product, to the Knowledge of Seller, the Acquired Assets, along with the activities described in the Transition Services Agreement, constituted all of the assets and rights reasonably necessary for Seller to conduct the Product-Related Business before the Effective Time in accordance with recent past practice.

2.5          Intellectual Property.  Except as set forth on Schedule 2.5 or as provided in the Assigned Contracts:

(a)           Seller owns and possesses all right, title and interest in, to and under the Product Intellectual Property used in the sale and marketing of the Product and has the right to assign such Product Intellectual Property free and clear of any liens, encumbrances or other restrictions;

(b)           no claim by any third party contesting the validity, enforceability, use, possession or ownership of the Product Intellectual Property has been made and is currently outstanding against Seller, nor to the Knowledge of Seller, is any threatened;

(c)           Seller has not given notice to any third parties, asserting infringement by such third party of the Product Intellectual Property;

(d)           to the Knowledge of Seller, the manufacture, sale and/or marketing of the Product by Seller does not infringe, misappropriate or otherwise conflict with any rights of any third parties; and

(e)           except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (i) Seller has not granted any licenses to the Product Intellectual Property to third parties; (ii) neither Seller nor to Seller’s Knowledge, any other Person, is party to any agreements with third parties that limit or restrict use of the Product Intellectual Property or require any payments for its use; and (iii) no other Person has any joint ownership or royalty interest in the Product Intellectual Property.

2.6          Contracts.  Except as set forth in Schedule 2.6, all Assigned Contracts are in full force and effect and capable of assignment without any additional consents or approvals.  Seller has performed in all material respects all obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Seller, (i) no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder, and (ii) there is no outstanding material claim, demand, disagreement or other dispute asserted with respect to any Assigned Contract.

2.7          Compliance with Laws.

(a)           Except as set forth on Schedule 2.7(a), (i) all Governmental Authorizations principally employed in, or necessary to the ongoing conduct of, the distribution of the Product as currently conducted by Seller or its Affiliates are in full force and effect, (ii) no Governmental Entity has served notice that Seller in connection with the Acquired Assets was or is in material violation of any law, statute, ordinance, rule, regulation or order in any jurisdiction, and (iii) Seller in connection with the Acquired Assets has not received written notice from any Governmental Entity that there are any circumstances currently existing that would reasonably be expected to lead to any loss of any Governmental Authorizations on terms less advantageous to Seller than the terms of those Governmental Authorizations currently in force.  Neither Seller nor any current or former member of Seller’s senior management has been cited by a Governmental Entity for violation of such Governmental Entity’s integrity policy, submission of false or misleading data or information, or been identified as a “Debarred Individual” or debarred by a Governmental Entity.

(b)           (i)            Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each BLA that are material to the conduct of the marketing, distribution and sale of the Product as currently conducted by Seller.

(ii)           Except as set forth on Schedule 2.7(b)(ii), Seller has not received any notice that any Governmental Entity (including the FDA) has commenced, or, to the Knowledge of Seller, threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of the Product at any facility.

(iii)          Seller has made available to Purchaser copies of all material (A) reports of inspection observations and (B) establishment inspection reports.

(iv)          Seller has not received any warning or untitled letters or other documents from the FDA relating to the Product that assert ongoing material lack of compliance with any material applicable laws or regulatory requirements (including those of the FDA) by Seller.

(v)           At all times since January 1, 2001, Seller has fully complied with all Laws with respect to the ownership, operation and use of the Acquired Assets, conduct of the Product-Related Business and the sale of the Product, except for any non-compliance as would not reasonably be expected to have a Material Adverse Effect.

2.8          Litigation.

(a)           Except as set forth on Schedule 2.8, and other than an investigation by a Governmental Entity (“Governmental Investigation”), there is no claim, action, or proceeding, including product liability claims (collectively, a “Proceeding”), pending or, to Seller’s Knowledge, threatened against Seller in respect of the Acquired Assets (including the Product) or the transactions contemplated by this Agreement, the Ancillary Agreements and each Related Instrument.  To Seller’s Knowledge, there is no Governmental Investigation pending or threatened.

(b)           There are no outstanding orders, injunctions or decrees of any Governmental Entity (other than the Governmental Authorizations) that apply to the Acquired Assets (or will apply to Purchaser after the Effective Time) that restrict the ownership, disposition or use of the Acquired Assets in any material respect.

2.9          Brokers or Finders.  No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for UBS Securities LLC, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Acquisition.

2.10        Inventory.  All finished Product that is included in the Inventory (i) is saleable in the ordinary course of business, (ii) to Seller’s Knowledge, has been produced or manufactured in accordance with the Product specifications and (iii) is free and clear of Liens and Encumbrances, other than Permitted Liens and any limitations or conditions imposed by the Assigned Contracts.

2.11        Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller’s filings with the Securities and Exchange Commission, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934, as amended) on a consistent basis during the periods indicated (except as may be indicated in such filings), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect).

2.12        Financial Records.  All financial and sales records created less than three (3) years prior to the date of this Agreement are complete and, to Seller’s Knowledge, correct with respect to all information set forth therein and all time periods covered thereby, except for any incompleteness or inaccuracy as would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Section 2.12, financial and sales records are those Product Records that contain information or data relating to Product revenue or Product cost of goods sold.   Except for any non-conformity as would not reasonably be expected to have a Material Adverse Effect, all financial and sales records created less than three (3) years prior to the date of this Agreement have been prepared and maintained, where applicable, in conformity with GAAP and in compliance with all applicable laws, regulations and other requirements.

2.13        No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 2 (including the Schedules), the Related Instruments, and the Ancillary Agreements, none of Seller, its Affiliates or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates and Seller specifically disclaims any such warranty, including any such representation or warranty regarding:

(a)           The business prospects of the Product.

(b)           That any patents that claim, cover or relate to the Product are being assigned, transferred, licensed or sublicensed to Purchaser under this Agreement except the Product Patent Rights.

(c)           The manufacturing process, or the efficacy, efficiency or adequacy of the Acquired Assets for the purpose of manufacturing, marketing or selling the Product either before or after the Effective Time.

(d)           The efficacy or safety for human use of the Product, whether in the formulation heretofore manufactured and sold under the name “CYTOGAM” or in the form of any other formulation or variation or other derivative.

(e)           The legal and regulatory requirements that must be satisfied by Purchaser before Purchaser will be able lawfully to manufacture, market and sell the Product.

(f)            That any medical information provided by Seller or its Affiliates to Purchaser concerning the use of the Product is in accordance with sound medical practice or may be relied on by Purchaser or any other Person for any purpose.

(g)           That the Marketing Materials are current or in accordance with the Product labeling or can be used for any purpose other than historical reference.

3.                                      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as of the date hereof as follows:

3.1          Organization.  Purchaser is a Swiss corporation duly organized, validly existing and in good standing under the laws of Switzerland, and is an indirect wholly owned subsidiary of CSL Limited, an Australian Capital Territory corporation.  Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

3.2          Authority; Execution and Delivery; Enforceability.  Purchaser has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Related Instruments and the Ancillary Agreements.  The execution and delivery of this Agreement, the Related Instruments and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument and Ancillary Agreement that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument or Ancillary Agreement has been duly authorized, executed and delivered by the other parties thereto to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditor’s rights generally.

3.3          No Conflicts; Consents.

(a)           No Conflicts.  The execution, delivery and performance of this Agreement, the Ancillary Agreements and the Related Instruments by Purchaser (i) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Purchaser, (ii) assuming all of the consents, approvals, authorizations and permits described in Section 2.3(b) have been obtained and all the filings and notifications described in Section 2.3(b) have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Purchaser, and (iii) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Purchaser or any applicable order, writ, injunction or decree of any court or Governmental Entity to which Purchaser is a party or by which Purchaser is bound, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not have a material adverse effect on Purchaser’s ability to consummate the Acquisition or materially delay the consummation of the Acquisition.

(b)           Consents and Approvals.  Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, similar filings and approvals under foreign competition laws, and all of the filings and other actions contemplated set forth on Schedule 2.3 (including the letter to the FDA contemplated by Section 5.7 and as may be necessary as a result of any facts or circumstances relating to Seller), no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Entity, is required for Purchaser to consummate the Acquisition, provided, however, that the Parties have agreed that the Governmental Authorizations are not necessary for the consummation by Purchaser of the Acquisition, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the Acquisition.

3.4          Brokers and Finders.  Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person, other than Merrill Lynch, that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

3.5          Litigation.  There is no Proceeding, pending or, to the Knowledge of Purchaser, threatened against Purchaser that would affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

3.6          Financial Condition.  Purchaser has sufficient immediately available funds to pay in cash at the Closing the Closing Payment and all other amounts payable pursuant to this Agreement, the Ancillary Agreements or the Related Instruments at Closing or otherwise necessary to consummate the Acquisition.  Purchaser is not subject to or bound by any Agreement that would restrict or prevent the payment of any amounts payable under this Agreement (including the Milestone Payments).  Upon the consummation of the Acquisition, (a) Purchaser will not be insolvent, (b) Purchaser will not be left with insufficient capital for the conduct of its business and the Product-Related Business, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Purchaser will not be impaired.

3.7          Limitations on Acquired Assets.

(a)           Purchaser acknowledges and agrees that the Acquired Assets are being acquired subject to any limitations, restrictions or conditions imposed by the Assigned Contracts, including any licenses therein, and as described herein (including the Schedules hereto).

(b)           Purchaser has conducted its own thorough due diligence review and analysis, as Purchaser determines necessary and appropriate, of the Acquired Assets and of the business prospects of the Product.  Purchaser is not relying on any forecasts, marketing data, projections, estimates, offering brochures or materials, conversations with employees, management, or consultants, agents or brokers of Seller, market assessments, representations or warranties or other materials whether oral or written from Seller or Seller’s agents, brokers or consultants as to the business prospects or potential of the Product or any other representations or warranties, express or implied, except as expressly set forth herein.

(c)           Purchaser acknowledges and agrees that (i) Seller does not manufacture the Product, and (ii) Seller does not guarantee or warrant that (A) any supplier of the Product or any component of the Product shall continue to supply such items or (B) that any such third party shall supply or continue to supply such items on the pricing or other terms currently available to Seller.

(d)           Purchaser further acknowledges that Seller does not manufacture, package or test the Product and is dependent upon third parties for manufacturing, packaging and testing of such Products.  Purchaser acknowledges and agrees that Seller does not guarantee or warrant that any such third party will continue to manufacture, package, test or supply such Products.  Purchaser further acknowledges and agrees that Seller makes no representations or warranties with respect to the manufacturing practices or manufacturing facilities of such third parties.

(e)           Purchaser is acquiring the Products pursuant to this Agreement subject to the foregoing acknowledgements and limitations.

3.8          Governmental Authorizations.  Purchaser is fully qualified and meets all applicable requirements of Governmental Entities to accept the transfer of the Governmental Authorizations as contemplated herein.  Neither Purchaser nor any current or former member of Purchaser’s senior management has been cited by a Governmental Entity for violation of such Governmental Entity’s integrity policy, submission of false or misleading data or information or identified as a “Debarred Individual” or debarred by a Governmental Entity.  Purchaser has no reason to believe that any Governmental Entity will withhold consent to the transfer of the Governmental Authorizations as contemplated hereunder.

3.9          Financial Statements.  Purchaser has provided Seller with true and complete copies of its audited balance sheet as of the last day of its most recently completed fiscal year, and the related statements of earnings and cash flows (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 3.9(a).  Purchaser has provided Seller with true and correct copies of its balance sheet as of its fiscal quarter ended September 30, 2006, and related statements of earnings and cash flows (collectively, the “Interim Financial Statements”), copies of which are attached hereto as Schedule 3.9(b).  Except as set forth in Schedule 3.9(c), the Financial Statements and the Interim Financial Statements have been prepared in accordance with Australian generally accepted accounting principles, applied on a basis consistent with prior periods, and fairly presents in all material respects the financial condition of the Purchaser as of the represented dates thereof, the results of its operations and its cash flows for the period covered thereby, except that with respect to the Interim Financial Statements for certain year-end adjustments and financial statement footnotes which have been omitted.

3.10        No Other Purchaser Representations or Warranties.  Except for the representations and warranties contained in this Section 3, the Ancillary Agreements and the Related Instruments neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

4.                                      COVENANTS PRIOR TO CLOSING.

4.1          Access to Information.  Between the Agreement Date and the Closing Date, Seller shall, subject to any applicable Law, the Confidentiality Agreement and the terms of any contract by which Seller is bound (i) afford Purchaser and its Representatives access, during regular business hours and upon reasonable agreed-upon times, to Seller’s personnel, properties and records pertaining in material part to the Product or Product-Related Business, Assigned Contracts, Governmental Authorizations, the Product Records and all other information and materials pertaining in material part to the Product-Related Business, provided that such access shall not unreasonably interfere with Seller’s business and operations.

4.2          Operation of Product-Related Business Prior to the Closing.

(a)           Affirmative Covenants Pending Closing.  Seller shall, through the earlier of the Effective Time or the Termination Date, use its commercially reasonable efforts to conduct the Product-Related Business in the Ordinary Course of Business, and on a basis consistent with past practice, (i) preserve the Acquired Assets and the Product-Related Business, including preserving Seller’s present relationships with suppliers, consultants, customers and any other third parties having business relations with Seller that relate to the Product and Acquired Assets, (ii) advertise, promote, and market the Product, (iii) perform and comply in all material respects with the Assigned Contracts, and (iv) maintain, and comply in all material respects with, all Governmental Authorizations and any applicable law.

(b)           Negative Covenants Pending Closing.  Except (i) as contemplated by this Agreement or (ii) as reasonably required or advisable to carry out its obligations under this Agreement, Seller shall, through the earlier of the Effective Time or the Termination Date, conduct the Product-Related Business only in the Ordinary Course of Business and, in addition, Company shall not, without Purchaser’s written consent:

(i)            enter into any material written agreement with respect to the manufacture, use, or sale of the Product (other than sales of the Product in the Ordinary Course of Business);

(ii)           place, or allow to be placed, any material Encumbrance on any of the Acquired Assets, other than Permitted Encumbrances; or

(iii)          sell, assign, license or transfer any material Acquired Asset other than sales of Product from Inventory in the Ordinary Course of Business.

(c)           Material Adverse Change.  Seller shall notify Purchaser promptly of the occurrence of any event that would reasonably be expected to have a Material Adverse Effect of which it has Knowledge including, without limitation, information and copies of all pertinent documents concerning all Proceedings instituted, threatened or asserted against or affecting the Product or any material Acquired Asset at law or in equity, before or by any court or governmental authority and which may relate to any such Claim.

(d)           Records and Reports.  Seller shall keep customary records relating to the manufacture and sale of the Product in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, and shall supply to Purchaser monthly reports relating to the Product-Related Business, as soon as practicable (and no later than thirty (30) calendar days) after the end of each month, and such other documents (financial or otherwise) as Purchaser shall reasonably request.

(e)           Consultation Regarding Significant Developments.  Seller shall inform and consult with Purchaser regarding any significant developments or transactions proposed to be entered into relating to the Product prior to the earlier of the Effective Time or the Termination Date.

(f)            No Control of Seller’s Business.  Purchaser acknowledges and agrees that:  (i) nothing in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s operation of the Product-Related Business prior to the Effective Time, (ii) prior to the Effective Time, each of Seller and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate applicable antitrust Law.

4.3          Consents and Approvals.  As soon as reasonably practicable after the Agreement Date, the Parties shall make all filings required to be made in order to consummate the transactions contemplated hereby, including all filings under the HSR Act in accordance with Section 4.4.  Seller shall use its commercially reasonable efforts to obtain all third party consents required for assignment of the Assigned Contracts.

4.4          HSR Act.

(a)           If required pursuant to applicable Law, each Party shall file as soon as practicable, and in any event no later than fifteen (15) business days after the Agreement Date a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and any similar such filing(s) with any other Governmental Entity.  As deemed advisable by outside legal counsel to the Parties, each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation.  Each Party shall (i) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Entity related to the Acquisition and, subject to applicable Law, permit the other Party or the other Party’s counsel to review in advance any proposed written communication to any of the foregoing; (ii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat; and (iii) with the exception of business documents deemed confidential by Purchaser (including documents submitted as attachments to each of Purchaser’s Notification and Report Form under the HSR Act and any similar such filing(s) with any other Governmental Entity), furnish Seller with copies of all correspondence, filings, and communication (and memoranda setting forth the substance thereof) between Purchaser (its Affiliates and Representatives) on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement.  Purchaser shall bear the responsibility for any required filing fees under this Section 4.4(a).

(b)           In furtherance and not in limitation of the other covenants of the Parties contained herein, Purchaser shall use its commercially reasonable efforts to remedy any antitrust concerns that any Governmental Entity may have with respect to the consummation of the Acquisition.  If any administrative, judicial or legislative Proceeding is instituted (or threatened to be instituted) challenging the sale and purchase of the Acquired Assets or the Agreement as violative of any anti-competition Law, Purchaser shall cooperate and use its commercially reasonable efforts to contest and resist any such Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Acquisition.  Seller shall cooperate in a commercially reasonable manner with such efforts.

4.5          Other Pre-Closing Covenants.  Between the Agreement Date and the Closing Date:

(a)           Seller Marketing Materials.  Seller shall promptly furnish Purchaser with such reasonable sample quantities of any Marketing Materials that Seller may have utilized in connection with the Product-Related Business during the six (6) month period prior to the Agreement Date, for use by Purchaser in preparing its own promotional materials.  In that regard, Seller shall and hereby does grant Purchaser a non-exclusive, non-transferable, non-sublicensable, royalty free, paid-up license to use Seller’s Marketing Materials in connection with creating Purchaser’s promotional materials for a period of six (6) months following the Closing Date.  Notwithstanding the foregoing license, any use of Seller’s Marketing Materials shall not include the use of any Names, except as used on Product labeled prior to Purchaser obtaining its NDC number.  All costs and expenses incurred by Purchaser with respect to creating its own promotional materials shall be borne by Purchaser.

(b)           Transition Services Agreement.  The Parties shall enter into a Transition Services Agreement, to be effective immediately after the Effective Time, substantially in the form attached hereto as Exhibit E, pursuant to which Seller shall perform certain transitional services for Purchaser in accordance with the terms thereof.

(c)           Notifications.  Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Section 6 or 7 becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.5(c) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(d)           Further Assurances.  Each of the Parties shall use its commercially reasonable best efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 6 and 7, as applicable to each of them, (ii) to cause the Acquisition to be consummated, and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Acquisition.

(e)           No Solicitation  Between the Agreement Date and the earlier of (i) the Closing Date or (ii) the Termination Date, Seller agrees that neither it nor any of its Affiliates shall, and Seller shall use commercially reasonable efforts to cause Seller’s Representatives not to, directly or indirectly, take any action to (A) solicit, initiate or facilitate any Acquisition Proposal, (B) as to any unsolicited Acquisition Proposal, participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person that has made an Acquisition Proposal or (C) enter into any agreement with respect to any Acquisition Proposal.

(f)            Further Instruments.  Each of Purchaser and Seller shall, and shall cause its respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Acquisition.

5.                                      ADDITIONAL COVENANTS.

5.1          Confidentiality; Publicity.

(a)           Confidentiality Agreement.  Purchaser and Seller acknowledge that the information being provided to them, respectively, in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and Seller dated August 9, 2006 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  The Confidentiality Agreement shall terminate at the Effective Time with respect to information relating solely to the Acquired Assets or relating to the Product; provided, however, that each of Purchaser and Seller acknowledges that any and all other information provided to it by the other or the other’s Representatives concerning it and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may publicly disclose Retained Information relating to the Acquired Assets and/or the Acquisition (i) if and to the extent required by applicable Law, rule or regulation, including regulations of any applicable stock exchange, or (ii) with the consent of Purchaser (not to be unreasonably withheld).

(b)           Certain Disclosures.  Each of Purchaser and Seller agrees that the terms of this Agreement, the Related Instruments and the Ancillary Agreements shall not be disclosed or otherwise made available to the public and that copies of this Agreement, the Related Instruments and the Ancillary Agreements shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law, including for purposes of this Section 5.1 any applicable stock exchange, and only to the extent required by such Law; provided, however, that each of Purchaser and Seller may disclose the terms of this Agreement, the Related Instruments and the Ancillary Agreements to its Affiliates and its and its Affiliates’ employees, attorneys, financial advisors, lenders and agents on a need-to-know basis and to current and potential investors in financings or related capital raising transactions, to the extent such parties are bound by confidentiality obligations with respect to the information disclosed.  Where disclosure, availability or filing is required by applicable Law, each of Purchaser and Seller (as applicable) agrees to use commercially reasonable efforts to obtain “confidential treatment” of this Agreement, the Related Instruments and the Ancillary Agreements and to redact such terms of this Agreement, the Related Instruments and the Ancillary Agreements as the other Party shall request.

(c)           Publicity.  The content of the initial press releases announcing the execution of this Agreement shall be substantially in the forms set forth in Exhibit D-1, Exhibit D-2 and Exhibit D-3.  Seller and Purchaser each agree that Purchaser shall have the right from and after the Effective Time to represent to third parties that Purchaser has acquired all rights to, and is the successor to Seller with respect to, the Product, without reservation by Seller.

(d)           Post-Closing.  If the transactions provided for herein are consummated, except as required by Law or otherwise permitted by this Agreement (including as required by applicable rule or regulation (including regulations of any applicable stock exchange)), the Seller shall keep secret and retain in strictest confidence and shall not, without the prior written consent of Purchaser, furnish, make available or disclose to any third party or use for the benefit of Seller or any third party, any information relating to the business or affairs of Purchaser, the Product, the Acquired Assets, the Assumed Liabilities or the Product-Related Business; provided, however, that no restriction herein shall apply to any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Seller.

5.2          Availability of Records.  After the Effective Time, (i) Seller shall cooperate with Purchaser in making Retained Information available, (ii) Seller shall furnish copies (the first such copy being at Seller’s cost and any additional copies being at Purchaser’s cost) of such Retained Information for review by Purchaser, to the extent practicable, at the reasonable request of Purchaser and (iii) upon written notice from Purchaser of any request for Retained Information, Seller shall promptly designate appropriate contacts with respect thereto, and shall make such contacts reasonably available to Purchaser.  Until the seventh (7th) anniversary of the Effective Time, (i) before disposing of any Retained Information, Seller shall give notice to such effect to Purchaser and shall give Purchaser, at Purchaser’s cost and expense, an opportunity to remove and retain all or any part of such Retained Information as Purchaser may select, subject to the confidentiality restrictions herein.  Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all Product Records in its possession and shall preserve all such information, records and documents until the later of: (i) the seventh (7th) anniversary of the Effective Time; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Purchaser; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws).  Purchaser and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to the Product, Product-Related Business, Acquired Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Purchaser).

5.3          Revision of Marketing Materials; Use of Names.

(a)           Removal of Names.  As provided in the Transition Services Agreement, Purchaser shall revise all Marketing Materials and other product literature related to the Product to delete all reference to the Names (as defined below) and other references to Seller and implement such materials as soon as practicable following the transfer of the applicable Government Authorizations to Purchaser is completed.

(b)           Transitional Use of Names.  As provided in the Transition Services Agreement, Purchaser may continue to distribute Marketing Materials in connection with the marketing of the Product that use Names, addresses or phone numbers to the extent that such Marketing Material exists at the Effective Time, and may continue to use Names on Product labeled prior to Purchaser obtaining its NDC number.

(c)           No Other Use.  Other than as expressly provided in this Agreement and the Transition Services Agreement, Purchaser shall not use or permit any of its Affiliates or distributors to use any of the Names or any other corporate, trademarks or service marks or names now or hereafter owned or used by Seller or any of its Affiliates, other than the Product Intellectual Property (on the terms provided herein and in the Ancillary Agreements).

(d)           Website Information.  Within thirty (30) days following the Closing Date, Seller shall remove all references to the Product from the “Products” section of its website.

5.4          Customer Notifications.  Promptly after the Effective Time, Purchaser shall notify all current customers of the Product (i) of the transfer of the Acquired Assets to Purchaser, (ii) that all purchase orders for Product received by Seller or any of its Affiliates prior to the Agreement Date but not filled as of such date will be transferred to Purchaser; provided, that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all subsequent purchase orders for Product should be sent to

ZLB Behring

1020 First Avenue

King of Prussia, Pennsylvania  19406

Attention: Customer Service

provided, however, that Purchaser’s obligations to provide such notices is subject to Seller providing Purchaser with a complete list of all current customers of the Product and their contact information.

5.5          Product Returns, Rebates, Chargebacks and NDC Number.

(a)           Product Returns.

(i)            Subject to the obligations of the Parties set forth in subsections (ii) and (iii) below, Purchaser shall be responsible for processing all Product returns from and after the Closing Date, including any returns of Product manufactured or sold by Seller prior to the Closing Date.  Purchaser shall destroy, or cause to be destroyed, all such returned Product in a manner consistent with applicable Law.

(ii)           Except as provided below, all Product returns for Product included in any lot from which Seller had shipped at least one Product vial prior to the Effective Time (regardless of when such return is actually processed) shall be for the account of Seller, and Seller shall reimburse Purchaser for any and all valid and documented costs and expenses incurred by Purchaser in connection with such returns and for any credits or deductions taken by customers against the accounts receivable of Purchaser in connection with such returns.  If Purchaser alters its Product return policy from the policy in effect on the date of this Agreement without the consent of Seller, any Product returns for Product to which such altered return policy applies shall be for the account of Purchaser as provided in subsection (iii) below.  Seller shall reimburse Purchaser for any such amounts within thirty (30) days of its receipt of each such invoice therefor.

(iii)          All Product returns for Product included in any lot other than any lot from which Seller had shipped at least one Product vial prior to the Effective Time shall be for the account of Purchaser, and Purchaser shall reimburse Seller for any and all valid and documented costs and expenses incurred by Seller in connection with such returns and for any credits or deductions taken by customers against the accounts receivable of Seller in connection with such returns.  Purchaser shall reimburse Seller for any such amounts within thirty (30) days of its receipt of each such invoice therefor.  Purchaser agrees that Seller shall have no obligations in respect of such returned Products and that Purchaser shall not be entitled to any credit or reimbursement therefor.

(b)           Rebates.

(i)            Seller shall be responsible for all rebates payable pursuant to any rebate programs for all Products where the rebate is asserted or requested on or prior to [*****], regardless of the date when the Product is dispensed.  Purchaser shall be responsible for all rebates pursuant to any rebate programs for all Products where the rebate is asserted or requested after [*****].  In the event that a rebate claim is submitted on or prior to [*****], and such claim is revised after [*****], Purchaser shall be responsible for any additional rebate liability resulting from such revision, and any reduction in rebate liability shall be for the account of Purchaser.  Also, if Purchaser alters the rebate policy with respect to the Product from the policy in effect on the date of this Agreement without the consent of Seller, any rebates for Product to which such altered rebate policy applies shall be for the account of Purchaser.  To the extent that a Party processes rebate claims which are the responsibility of the other Party, that other Party shall reimburse the first Party within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

(ii)           Purchaser acknowledges that Seller may require certain information from Purchaser in order to calculate the Medicaid rebate for any Product manufactured on or prior to the Closing Date.  Accordingly, Purchaser agrees that, from and after the Closing Date until the date which is one (1) calendar year after the later of (a) the expiration date of the last lot of Product produced with any NDC number of Seller or any of its Affiliates and (b) the expiration date of any Product otherwise manufactured on or prior to the Closing Date, Purchaser will provide to Seller, within twenty-five (25) days after the end of each reporting period, the following information: (a) the Best Price for each Product identified by NDC number, (b) the Average Manufacturer Price for each Product identified by the NDC number, (c) the “Average Sales Price” (as defined at 42 U.S.C. § 1395w-3(a)(c)) for each Product identified by NDC number, and (d) any additional or supporting data or other information related to such Medicaid issues reasonably requested by Seller.

(iii)          Schedule 5.5(b)(iii) sets forth the “Best Price” (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and “Average Manufacturers Price” (as defined at 42 U.S.C. § 1396r-8(k)(1)) reported by Seller for the Product for the two most recently ended calendar quarters.

(iv)          To the extent that a Party processes a rebate claim which is the responsibility of the other Party hereunder, the responsible Party shall reimburse the other Party within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

(c)           Notwithstanding the foregoing, Purchaser and Seller agree that (i) Seller shall not be responsible for credit for shelf stock adjustments to the extent resulting from price decreases initiated by Purchaser after Closing and (ii) any such payments by Seller shall be made on the terms and conditions comparable to Seller’s rebate obligations as of the Closing Date with respect to each commercial customer and shall be based on Seller’s terms of agreements as of the Closing Date.

(d)           Chargeback Claims.

(i)            Seller shall process and be financially responsible for all chargeback claims related to any Product that are asserted on or prior to [*****] (the “Chargeback Claims”).  Purchaser shall process and be financially liable for all Chargeback Claims related to any Product that are asserted after [*****].  Purchaser and Seller agree that (i) Seller’s financial liability for the Chargeback Claims shall be limited to those customers with which Seller has chargeback obligations as of the Closing Date, and (ii) any such chargebacks issued by Seller shall be made on terms and conditions comparable to Seller’s obligations as of the Closing Date with respect to each customer and shall be based on Seller’s terms of respective agreements as of the Effective Date.  Seller shall utilize records from third party rebate administrators to demonstrate which chargebacks were requested on or prior to [*****] for purposes of determining Seller’s obligation hereunder.

(ii)           To the extent that a Party processes Chargeback Claims which are the responsibility of the other Party, the responsible Party shall reimburse the other Party within thirty (30) days of receipt of invoices that describe the requested payments in reasonable detail.

(e)           NDC Number.  As soon as practicable after the Effective Time, Purchaser shall obtain its own NDC number with respect to the sale of the Product and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC number of Purchaser.  Thereafter, Purchaser shall use its new NDC number on all invoices, orders and other communications with customers and Governmental Entities.

5.6          Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable, product reserves and accruals shall remain the property of Seller and Seller’s Affiliates and shall be collected by Seller or Seller’s Affiliates subsequent to the Closing.  In the event that, subsequent to the Closing, Purchaser or Purchaser’s Affiliates receive any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Purchaser shall within fifteen (15) days of receipt of such payment remit the full amount of such payment to Seller.  In the case of the receipt by Purchaser of any payment from any obligor of both Seller and Purchaser then, unless otherwise (i) specified by such obligor, or (ii) provided in or as evident from the documentation or circumstances related to such payment, such payment shall be applied first to amounts owed to Seller (and remitted to Seller) with the excess, if any, retained by Purchaser. In the event that, subsequent to the Closing, Seller or Seller’s Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then Seller shall within fifteen (15) days of receipt of such payment remit the full amount of such payment to Purchaser.  In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser, unless otherwise (i) specified by such obligor, or (ii) provided in or as evident from the documentation or circumstances related to such payment, then such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

5.7          Regulatory Approvals.

(a)           Generally.  Seller and Purchaser each agree to use commercially reasonable efforts to effect the transfer of all applicable regulatory approvals contemplated hereby, including the transfer from Seller to Purchaser, within ninety (90) days of the Closing Date, of all Seller’s rights, title and interest to the Governmental Authorizations.

(b)           Submissions to Governmental Entities.  Subject to Section 5.7(h), Seller and Purchaser each agree to prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, including the FDA Transfer of Ownership Letters with respect to the transfer of the BLA from Seller to Purchaser, and to cooperate with one another as reasonably necessary to accomplish the foregoing.

(c)           Further Assurances.  Subject to Section 5.7(h), Seller and Purchaser shall: (i) diligently take, or fully cooperate in the taking of, all necessary and proper steps to make such filings as required or deemed advisable pursuant to Section 5.7(b); (ii) take, or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate with the other Party in doing all things reasonably necessary, proper, and/or advisable under applicable law or otherwise (A) to consummate and make effective the transactions contemplated by this Agreement and (B) obtain from any Governmental Entity any non-actions, clearances, waivers, consents, approvals, authorizations, permits or orders required to be obtained in connection with the execution and performance of this Agreement or the transactions contemplated by this Agreement.

(d)           Assumption of Regulatory Compliance Responsibilities.  Except as otherwise provided in this Agreement and the Transition Services Agreement, from and after the Effective Time, Purchaser shall assume all regulatory responsibilities in connection with the Products and the Governmental Authorizations, including responsibility for (i) all periodic and annual reports or other regulatory filings with the FDA with respect to the 2006 calendar year, (ii) reporting any product quality complaints and adverse drug events in connection with the BLA, and (iii) compliance with the Federal Food, Drug and Cosmetic Act and the Public Health Service Act, as the same may be amended from time to time.  Seller and Purchaser agree that pending completion of the transfer of the Government Authorizations as contemplated hereunder, Seller shall perform certain regulatory compliance responsibilities on behalf of Purchaser in connection with the Products as more particularly set forth in the Transition Services Agreement.

(e)           Responsibility of Seller.  From and after the Effective Time, Seller shall have no obligation whatsoever in connection with any regulatory filings, requests or applications related to the Product, except as otherwise provided herein and except for actions of Seller reasonably required by a Governmental Entity in connection therewith.

(f)            Product Complaints.  From and after the Effective Time, Seller shall direct all complaints or inquiries concerning the Product to Purchaser to the attention of:

ZLB Behring

1020 First Avenue

King of Prussia, Pennsylvania  19406

Attention: Customer Service

or such other person or persons as Purchaser may specify from time to time by written notice to Seller.

(g)           Governmental Entity Fees.  From and after the Effective Time, Purchaser shall have all responsibility for any and all Governmental Entity fee obligations for holders or owners of the Governmental Authorizations that relate to periods on or after the Effective Time, and Seller shall retain responsibility for such fee obligations relate to periods prior to the Effective Time.  Each Party shall promptly reimburse the other to the extent a Party pays amounts that are the responsibility of the other Party hereunder.

(h)           Dealings With Governmental Entities.  From and after the Effective Time, Purchaser shall have the sole authority and responsibility to respond to any Governmental Entities, to respond to product technical complaints and medical complaints and, subject to Section 5.7(i), to handle all recalls, market withdrawals and field corrections of the Product in accordance with applicable Laws, all at Purchaser’s sole cost and expense.

(i)            Product Recalls.  Beginning at the Effective Time and ending one year thereafter, Purchaser shall promptly (but in any case, within forty-eight (48) hours) notify Seller in writing of (i) any decision, order, request or directive of a court or other Governmental Entity to recall, withdraw, or field correct the Product and (ii) any quality control test results that would require look-back review of any Product labeled with Seller’s NDC number.  Except as otherwise provided in the following sentence, Purchaser has the sole authority and responsibility for determining if and when to issue any recall, withdrawal, or field correction or look-back disposal (but shall comply with all applicable laws, rules, regulations, directives and orders in making such determination), and for the cost and expense of any such recall, withdrawal, or field correction or look-back disposal, with respect to any Product included in any Purchaser Lot.  Seller has the sole authority and responsibility for determining if and when to issue any recall, withdrawal, or field correction or look-back disposal, (but shall be required to comply with all applicable laws, rules, regulations, directives and orders in making such determination), and shall be responsible for the cost and expense of any such recall, withdrawal, or field correction or look-back disposal, with respect to any Product included in any Seller Lot, and in such event, Seller shall promptly (but in any case, within forty-eight (48) hours) notify Purchaser in writing of any decision, order, request or directive of a court or other Governmental Entity to recall, withdraw, or field correct Product.

5.8          Tax Matters.

(a)           All transfer Taxes (including, without limitation, sales, use, stamp and recordation taxes but not including income tax measured by gain, if any, realized by Seller from the sale of the Acquired Assets) shall be paid by Purchaser.  Seller shall use commercially reasonable efforts to provide Purchaser with any documentation requested by Purchaser to establish an exemption from any such transfer Tax under applicable Tax Law.  Seller and Purchaser shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such transfer Taxes as may be required by applicable Tax Law.

(b)           Seller and Purchaser hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Purchaser of the Acquired Assets by Seller.

5.9          Government Multi-Product Contracts.  After the Effective Time, Purchaser shall honor the pricing for the Product under Seller’s Government Multi-Product Contracts as reflected on Schedule 5.9, until such time as Purchaser has obtained its own NDC number with respect to the Product.  Seller may enter into a separate agreement with such government party, provided that such agreements do not contain any provisions relating to the Product or the Product-Related Business.  Seller shall terminate the rights and obligations of Seller with respect to the Product under each such Government Multi-Product Contract, to the extent permitted by the terms thereof and to the extent permitted by, and in accordance with, applicable Law, as soon as reasonably practicable after Purchaser has obtained its own NDC number with respect to the Product.  Purchaser shall use commercially reasonable efforts to add the Product into its existing applicable agreements with Governmental Entities achieving similar purposes as the Government Multi-Product Contracts as soon as practicable after the Effective Time.

5.10        Inventory.  From and after the Effective Time, Purchaser shall at all times handle, warehouse, store, market, sell, distribute and otherwise dispose of the Inventory in accordance with customary industry practice and in strict compliance with all applicable laws, rules and regulations, including current good manufacturing practices and product labeling and specifications.  Without limiting the foregoing, Purchaser represents that it has all applicable licenses, registrations and permits necessary to take control of the Inventory.

5.11        Further Assurances.  Each Party shall from time to time after the Effective Time, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement, each Related Instrument and each Ancillary Agreement. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Purchaser’s request, also provide to Purchaser electronic copies of such documents, information and other materials, provided, that, Seller or its Affiliates or their respective agents have electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Acquired Assets, and Seller shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to Purchaser.

5.12        Post-Effective Time Cooperation.

(a)           Except as otherwise provided in the Transition Services Agreement, Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and Representatives to cooperate with each other, for a period of sixty (60) days after the Closing to ensure the orderly transition of the Acquired Assets from Seller to Purchaser and to minimize any disruption to the marketing, distribution and sale of the Product and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby.  After the Effective Time, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and Representatives access, during normal businesses hours, to such information and assistance relating to the marketing, distribution and sale of the Product (to the extent within the control of such Party) as is reasonably requested for financial reporting and accounting matters.

(b)           After the Effective Time, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets. Purchaser shall retain the books and records of Seller and its Affiliates included in the Acquired Assets for a period of seven years after the Effective Time. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and shall give Seller, at Seller’s cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

(c)           Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.12.  Neither Party shall be required by this Section 5.12 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the marketing, distribution and sale of the Product).

5.13        No Active Solicitation of Returns.  To the extent that the Product does not have any safety or efficacy issues, Purchaser agrees that it shall not actively solicit any customers to return Product.

5.14        Insurance.  From and after the Effective Time until the third (3rd) anniversary of the Effective Time, Purchaser shall maintain product liability insurance with a coverage amount of no less than [*****] in excess of the deductible.

5.15        Non-Competition.  From and after the Closing Date until the earlier of [*****] (the “Restricted Period”), except as provided below, Seller shall not engage, directly or indirectly as a proprietor, equityholder, investor (except as an investor holding not more than [*****] of the outstanding capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, in a business that owns or is developing, marketing or selling a [*****] intravenous product.  Except as provided below, during the Restricted Period, Seller shall not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from the Purchaser or any of their Affiliates any of the business or patronage of any of their respective customers, clients, accounts, vendors, or suppliers with respect to the Product-Related Business, and the Seller shall not assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than [*****] of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.  Notwithstanding anything herein to the contrary, Seller and its Affiliates shall be permitted, in any of the capacities described above, to make venture (through its wholly owned venture capital subsidiary), merger, acquisition or alliance investments where such investment does not involve the acquisition of, or any investment in, any entity which derives more than [*****] of its revenue from [*****] intravenous product or related rights.  Seller hereby acknowledges that any breach by it of its obligations under this Section 5.15 would cause substantial and irreparable damage to the Purchaser and its Affiliates; and that money damages would be an inadequate remedy therefor, and accordingly, Seller acknowledges and agrees that each of the Purchaser or any of its Affiliates shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations (in addition to all other rights and remedies to which such party may be entitled in respect of any such breach).  In the event that a court of competent jurisdiction determines that any of the provisions of this Section 5.15 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions shall automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, such court or arbitrators are hereby expressly authorized so to modify this Agreement and to enforce it as so modified.  No invalidity or enforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or of the remainder of such section.

6.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Seller to carry out the provisions of this Agreement, unless such failure is waived or agreed to in writing by Seller:

6.1          Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and complete when made and, in all material respects (provided, however, that the foregoing materiality qualifier shall be ignored with respect to any representation or warranty already qualified by materiality or Material Adverse Effect) as of the Effective Time as though such representations and warranties were made on and as of such time, except for any changes expressly permitted by this Agreement.

6.2          Performance.  Purchaser shall have performed and complied with all covenants and agreements required by this Agreement, Related Instruments and Ancillary Agreements to be performed or complied with by Purchaser prior to the Closing.

6.3          Legal Proceedings.  No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Entity which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Acquisition on the Closing Date.

6.4          Consents.  All consents, authorizations and approvals of Governmental Entities which are required to be obtained in order to consummate the transactions contemplated hereby, including, without limitation, the expiration or termination of any applicable waiting periods under the HSR Act, and all Required Consents listed on Schedule 6.4, shall have been duly obtained and shall be in full force and effect on the Closing Date.

6.5          Purchase Price.  Purchaser shall have delivered to Seller (or such Affiliates of Seller as designated by Seller in writing in advance of Closing), the Closing Payment, by wire transfer of immediately available United States dollars.

6.6          Purchaser’s Certificates.  Purchaser shall have delivered to Seller (a) a certificate, dated as of the Closing Date and executed by a senior officer of Purchaser, certifying to the fulfillment of the conditions set forth in Sections 6.1 and 6.2, and (b) a certified copy of the resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated by this Agreement.

6.7          Assumption Agreement.  Purchaser shall have delivered to Seller the Assumption Agreement executed by Purchaser.

6.8          Ancillary Agreements.  Purchaser shall have delivered to Seller each of the Ancillary Agreements executed by Purchaser.

6.9          Governmental Authorizations.  Purchaser shall have delivered to each relevant Governmental Entity and to Seller a copy of Purchaser’s FDA Transfer of Ownership Letter, and each other document required to initiate transfer of any Governmental Authorizations, executed by Purchaser.

6.10        Purchaser Financial Information.  Purchaser shall have delivered to Seller such information regarding Purchaser’s financial position and financial ability to perform its obligations hereunder as Seller may reasonably request.

6.11        Parent Guaranty.  Purchaser shall have delivered to Seller the Parent Guaranty  executed by Purchaser Parent in the form attached hereto as Exhibit G.

7.                                      CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Purchaser to carry out the provisions of this Agreement, unless such failure is agreed to in writing by Purchaser:

7.1          Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and complete when made and, in all material respects (provided, however, that the foregoing materiality qualifier shall be ignored with respect to any representation or warranty already qualified by materiality or Material Adverse Effect) as of the Effective Time as though such representations and warranties were made on and as of such time, except for any changes expressly permitted by this Agreement.

7.2          Performance.  Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing.

7.3          Legal Proceedings.  No preliminary or permanent injunction or other order has been issued by any court or by any Governmental Entity which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Acquisition on the Closing Date.

7.4          Consents.  All consents, authorizations and approvals of Governmental Entities which are required to be obtained in order to consummate the transactions contemplated hereby, including, without limitation, the expiration or termination of any applicable waiting periods under the HSR Act, and all Required Consents listed on Schedule 6.4, shall have been duly obtained and shall be in full force and effect on the Closing Date.

7.5          Seller’s Certificates.  Seller shall have delivered to Purchaser (a) a certificate, dated as of the Closing Date and executed by a senior officer of Seller, certifying to the fulfillment of the conditions set forth in Sections 7.1 and 7.2, (b) a certified copy of the resolutions adopted by the Board of Directors of Seller authorizing the transactions contemplated by this Agreement, and (c) a certificate, dated as of the Closing Date and executed by an officer of Seller, stating that Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

7.6          Related Instruments.  Seller shall have delivered to Purchaser each of the Related Instruments executed by Seller.

7.7          Ancillary Agreements.  Seller shall have delivered to Purchaser each of the Ancillary Agreements executed by Seller.

7.8          Governmental Authorizations.  Seller shall have delivered to each relevant Governmental Entity and to Purchaser a copy of Seller’s FDA Transfer of Ownership Letter, and each other document required to initiate transfer of any Governmental Authorizations, executed by Seller.

7.9          Baxter/PPS Matters.  No event (other than a plasma shortage that does not disproportionately affect the Product-Related Business) shall have occurred that would reasonably be expected to prevent or materially impair the performance or otherwise result in the nonperformance of either (i) Precision Pharma Services, Inc. (“PPS”) under that certain Manufacturing Services Agreement by and between Seller and PPS, made as of June 18, 2005, or (ii) Baxter Pharmaceutical Solutions LLC (“Baxter”) under that certain Commercial Supply Agreement by and between Baxter and Seller, entered into and effective as of September 29, 2006 (in each case as compared to other businesses for blood plasma-related products).

7.10        Product Removal Notice.  Seller shall not have received any notice from a Governmental Entity that would reasonably be expected to result in removal or withdrawal of the Product from the U.S. market, nor shall have any event occurred which would reasonably be expected to result in the Product being removed or withdrawn from the U.S. market.

8.                                      SURVIVAL; INDEMNIFICATION.

8.1          Survival of Representations.  The representations and warranties contained in this Agreement, in any Ancillary Agreement and Related Instrument and in any other document delivered in connection herewith or therewith, unless otherwise specified in such document(s), shall survive the Effective Time solely for purposes of this Section 8 and shall terminate at the close of business on the [*****] anniversary of the Closing, except for Seller’s representations and warranties in Sections 2.4 and 2.5(a), which shall survive indefinitely.  The covenants and agreements contained in this Agreement that require by their terms performance or compliance on and after the Effective Time shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

8.2          Indemnification by Seller.

(a)           Subject to Section 8.8, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (“Purchaser Indemnitees”) against, and hold them harmless from, any actual and direct loss (including a diminution in value of the Acquired Assets), liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i)            any breach of any representation or warranty of Seller that survives the Effective Time and is contained in this Agreement  or in any Related Instrument or Ancillary Agreement; provided that Seller shall not be required to indemnify any Person, and shall not have any liability under this Section 8.2(a)(i) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Purchaser Indemnitee;

(ii)           any breach of any covenant of Seller contained in this Agreement or in any Related Instrument;

(iii)          any Excluded Liability; and

(iv)          any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument or Ancillary Agreement.

(b)           Seller shall have no indemnification obligations pursuant to Section 8.2 (a)(i), except to the extent that the aggregate amount of Losses incurred or suffered by Purchaser that Seller is otherwise responsible for under Section 8.2(a)(i) exceeds [*****] (the “Deductible”), at which time Purchaser shall be entitled to assert claims against Seller for Losses in excess of, but excluding, the Deductible; provided, that the maximum liability of Seller for all claims by Purchaser under Section 8.2(a)(i) shall not in any case exceed [*****].  Notwithstanding the foregoing, (i) there shall be no Deductible and the maximum liability shall be the Purchase Price with respect to any indemnifiable Losses arising out of Seller’s breach of its representations or warranties in Sections 2.2, 2.4 or 2.5(a); (ii) the maximum liability for indemnifiable product liability Losses shall be [*****], and (iii) Seller shall indemnify Purchaser for all Losses based on fraud or intentional misconduct on the part of Seller.  When calculating the amount of Losses arising out of or relating to any breach of a representation or warranty by Seller for purposes of determining whether the Deductible provided in this section has been satisfied, references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) will be disregarded.

(c)           Purchaser shall have no right to offset any claim for indemnification pursuant to this Section 8.2 against any Milestone Payment or other amount that Purchaser is obligated to pay Seller pursuant to this Agreement, any Ancillary Agreement, any Related Instrument, or any other agreement or undertaking.

8.3          Indemnification by Purchaser.  Subject to Section 8.8, Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and Representatives (“Seller Indemnitees”) against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

(a)           any breach of any representation or warranty of Purchaser that survives the Effective Time and is contained in this Agreement or in any Related Instrument or Ancillary Agreement; provided that Purchaser shall not be required to indemnify any Person, and shall not have any liability under this Section 8.3(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Seller Indemnitee;

(b)           any breach of any covenant of Purchaser contained in this Agreement or in any Related Instrument;

(c)           any Assumed Liability; and

(d)           any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

(e)           Purchaser shall have no indemnification obligations pursuant to Section 8.3(a), except to the extent that the aggregate amount of Losses incurred or suffered by Seller that Purchaser is otherwise responsible for under Section 8.3(a) exceeds [*****] (the “Deductible”), at which time Seller shall be entitled to assert claims against Purchaser for Losses in excess of, but excluding, the Deductible; provided, that the maximum liability of Purchaser for all claims by Seller under Section 8.3(a) together shall not in any case exceed [*****].  Notwithstanding the foregoing, (i) there shall be no Deductible with respect to any indemnifiable Losses arising out of Purchaser’s breach of its representations or warranties in Section 3.2; and (ii) Purchaser shall indemnify Seller for all Losses based on fraud,  or intentional misconduct on the part of Purchaser.  When calculating the amount of Losses arising out of or relating to any breach of a representation or warranty by Purchaser for purposes of determining whether the Deductible provided in this section has been satisfied, references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) will be disregarded.

8.4          Calculation of Losses.  The amount of any Loss for which indemnification is provided under clause (i) of Section 8.2(a) or clause (a) of Section 8.3 shall be net of any amounts actually recovered by the Indemnified Party (as defined below) under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit immediately realized by the Indemnified Party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under clause (i) of Section 8.2(a) or clause (a) of Section 8.3 or the incurrence or payment of any indemnified Loss. Any indemnity payment under clause (i) of Section 8.2(a) or clause (a) of Section 8.3 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

8.5          Termination of Indemnification.  The obligations to indemnify and hold harmless any Party, (a) pursuant to Section 8.2(a)(i) or Section 8.3(a), shall terminate on the [*****] anniversary of the Effective Time (except to the extent that pursuant to Section 8.1 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Section 8.2 and Section 8.3, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.6 to the Party to be providing the indemnification.

8.6          Procedures.

(a)           In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within fifteen (15) business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall be deemed to have accepted the corresponding obligation to defend and indemnify the Indemnified Party, and in such case, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party through counsel not employed by the Indemnifying Party in connection with the defense.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. So long as the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c)           In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 8.2 or Section 8.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8.2 or Section 8.3, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

8.7          Sole Remedy; No Additional Representations.

(a)           Except as otherwise specifically provided in Section 8.6(c) or in any Related Instrument or Ancillary Agreement, each of Purchaser and Seller acknowledges and agrees that its sole and exclusive remedy after the Effective Time with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Related Instruments, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Agreement Date) shall be pursuant to the indemnification provisions set forth in this Section 8 or as provided in Section 10.9. In furtherance of the foregoing, each of Purchaser and Seller hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules), the Related Instruments, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or intentional misconduct on the part of a Party or relating to breaches of covenants requiring performance after the Agreement Date) it may have against the other Party hereto arising under or based upon any applicable law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 8.2 or Section 8.3, as applicable).

(b)           Purchaser acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Seller relating to the Product and the Product-Related Business, that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a opportunity to meet with the officers and employees of Seller to discuss the Acquired Assets.

(c)           Purchaser acknowledges that none of Seller, its Affiliates or any other Person (i) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Assets furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement (including the Schedules), the Related Instruments, or the Ancillary Agreements, and (ii) shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations or warranties of the Seller set forth in this Agreement (including the Schedules), the Related Instruments or the Ancillary Agreements.

(d)           Purchaser also acknowledges that except as expressly set forth in the representations and warranties set forth in Section 2 of this Agreement (including the Schedules), the Related Instruments and the Ancillary Agreements, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Acquired Assets, and that Purchaser is purchasing the Acquired Assets “as is”, “where is” and “with all faults.”  Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Section 2 of this Agreement (including the Schedules), the Related Instruments or the Ancillary Agreements, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.8          Limitations on Liability.

(a)           Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or Representatives on account of any indemnity obligation set forth in Section 8.2(a)(i) or Section 8.3(a) or on account of any other obligation imposed by this Agreement, for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business), provided, however, that the foregoing shall not limit a Party’s ability to recover for diminution in value of the Acquired Assets or to introduce evidence of such diminution in value based on admissible valuation methods (including discounted cash flow calculations based on lost profits, loss of use, damage to goodwill or loss of business, if such evidence would be otherwise admissible to establish diminution in value of the Acquired Assets), and provided further that the Party seeking such recovery uses commercially reasonable efforts to mitigate Losses, including any alleged diminution in value, as set forth in Section 8.8(b).

(b)           Seller and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate Losses or resolve any such claim or liability.

9.                                      TERMINATION.

9.1          Termination.  This Agreement may be terminated at any time before the Closing under any one or more of the following circumstances:

(a)           Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 2006 by reason of the failure of any condition precedent under Section 6 hereof for any reason other than the failure to meet the conditions set forth in Section 6.4 because the expiration or termination of any applicable waiting periods under the HSR Act has not yet occurred, in which case Seller may terminate by giving written notice to Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before February 15, 2007, unless in either case the failure of any condition precedent under Section 6 results primarily from Seller’s breach of any representation, warranty or covenant contained in this Agreement; or

(c)           Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Section 7 hereof for any reason other than the failure to meet the conditions set forth in Section 7.4 because the expiration or termination of any applicable waiting periods under the HSR Act has not yet occurred, in which case Purchaser may terminate by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before February 15, 2007, unless in either case the failure of any condition precedent under Section 7 results primarily from Purchaser’s breach of any representation, warranty or covenant contained in this Agreement.

(d)           The date on which any such termination is effected shall be referred to herein as the “Termination Date.”

9.2          Effect of Termination.  If Seller or Purchaser terminates this Agreement pursuant to Section 9.1, all obligations of the Parties hereunder, except for the obligations set forth in this Section 9.2 and in Section 10, shall terminate on the Termination Date without any liability of any Party to any other Party, except that nothing contained in this Section 9.2 shall alter, affect, modify or restrict any Party’s rights to rely on and/or seek indemnification for any willful or intentional breach of any of the representations, warranties or covenants of any of the Parties contained in this Agreement or for fraud.

10.                               MISCELLANEOUS.

10.1        Amendment and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

10.2        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if  mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)           if to Seller, to:

Legal Department

Attention:  General Counsel

MedImmune, Inc.

One MedImmune Way

Gaithersburg, MD  20878

Telephone:  (301) 398-4625

Telecopier:  (301) 398-9625

and a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 13th Street, NW

Washington, DC  20004

Telephone:  (202) 637-8675

Telecopier:  (202) 637-5910

Attention:  Michael C. Williams

(b)           if to Purchaser, to:

ZLB Behring

1020 First Avenue

King of Prussia, Pennsylvania 19406

Telephone:  (610) 878-4405

Facsimile:  (610) 878-4013

Attention:  President

with a copy (which shall not constitute notice) to:

ZLB Behring

1020 First Avenue

King of Prussia, Pennsylvania 19406

Telephone:  (610) 878-4532

Facsimile:  (610) 878-4221

Attention:  General Counsel

and a copy (which shall not constitute notice) to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103-7599

Telephone:  (215) 864-8615

Facsimile:  (215) 864-9043

Attention:  Brian D. Doerner, Esq.

10.3        Definitions; Interpretation.

(a)           For purposes of this Agreement, capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex A attached hereto and incorporated herein for all purposes of this Agreement. The definitions of the terms herein and in Annex A shall apply equally to the singular and plural forms of the terms defined.

(b)           In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

10.4        Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.5        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.  Signatures transmitted by facsimile or telecopy shall be binding on the Parties as if originally executed

10.6        Entire Agreement.  This Agreement the Related Instruments, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including the Schedules), in the Related Instruments, in the Ancillary Agreements or in the Confidentiality Agreement.

10.7        Fees And Expenses.  Each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, the Related Instruments and the Ancillary Agreements, including any fees payable to UBS and Merrill Lynch.

10.8        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

10.9        Specific Performance.  The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.10      Assignment.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party.  Any attempted assignment in violation of this Section 10.10 shall be void.

10.11      Successors and Assigns.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.12      Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

10.13      Consent to Jurisdiction.  Each Party hereto irrevocably submits to the exclusive jurisdiction of (a) the Circuit Courts of Montgomery County, Maryland, and (b) the United States District Court for the District of Maryland, Southern Division, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each Party hereto agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Maryland, Southern Division or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Circuit Courts of Montgomery County, Maryland. Each Party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction in this Section 10.13. Each Party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in (i) the Circuit Courts of Montgomery County, Maryland or (ii) the United States District Court for the District of Maryland, Southern Division, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.14      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE RELATED INSTRUMENTS AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

SELLER

MEDIMMUNE, INC.

By:	/s/ David M. Mott
Name:	David M. Mott
Title:	President and Chief Executive Officer

PURCHASER:

ZLB BEHRING AG

By:	/s/ Peter Turner
Name:	Peter Turner
Title:	Director

By:	/s/ Uwe Jocham
Name:	Uwe Jocham
Title:	Senior V.P. and General Manager

ANNEX A

DEFINED TERMS

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or its Affiliates arising or held in connection with the Acquired Assets as of the close of business on the Agreement Date.

“Acquired Assets” has the meaning provided in Section 1.2(a) of the Agreement.

“Acquisition” has the meaning provided in Section 1.1 of the Agreement.

“Acquisition Proposal” means a proposal from a third party relating to any transaction involving the acquisition, in whole or in part, of the Product and Product-Related Business.  A proposal for the acquisition of assets or securities of Seller including the Product and/or Product-Related Business, but of which acquisition the Product and/or Product-Related Business represent less than fifty percent (50%) of the value of such assets or securities, shall not constitute an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” has the meaning provided in the Introductory Paragraph of the Agreement.

“Agreement Date” has the meaning provided in the Introductory Paragraph of the Agreement.

“Allocation Schedule” has the meaning provided in Section 1.9(a)(i) of the Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, the Assumption Agreement and the Trademark Assignment Agreement.

“Assigned Contracts” means those contracts listed on Schedule 1.2(a)(v).

“Assumed Liabilities” has the meaning provided in Section 1.3(a) of the Agreement.

“Assumption Agreement” means the Assumption Agreement to be dated as of the Closing by and between the Seller or the appropriate Affiliate of Seller and the Purchaser, substantially in the form attached to the Agreement as Exhibit A.

“Average Manufacturers Price” has the meaning provided in Section 5.5(b)(iii) of the Agreement.

“Average Sales Price” has the meaning provided in Section 5.5(b)(ii) of the Agreement.

“Best Price” has the meaning provided in Section 5.5(b)(iii) of the Agreement.

“Bill of Sale” means a bill of sale for transfer of the Acquired Assets in the form attached hereto as Exhibit H.

“BLA” means the biologic license applications for the Product described in Schedule 1.2(a)(ii) to the Agreement including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of Seller or its Affiliates as of the Effective Time.  For purposes of the determination of Cumulative Net Sales, the term BLA shall include any separate biologic license application approved in the future and covering the Product.

“Cash Amount” has the meaning provided in Section 1.6(a)(ii) of the Agreement.

“Change of Control” means a merger, consolidation or other corporate reorganization, or similar transaction or series of transactions in which in excess of 50% of an entity’s voting power is transferred to a non-Affiliate of such entity or in which all or substantially all of the assets of an entity are sold or licensed, or a transaction or series of transactions (including, without limitation, an asset sale) in which the Product-Related Business is sold, assigned, licensed or transferred by Purchaser to a party other than an Affiliate of Purchaser.

“Chargeback Claims” has the meaning provided in Section 5.5(d) of the Agreement.

“Closing” has the meaning provided in Section 1.4 of the Agreement.

“Closing Date” has the meaning provided in Section 1.4 of the Agreement.

“Closing Payment” has the meaning provided in Section 1.6(c) of the Agreement.

“Code” means the  Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Combination Product” has the meaning provided in Section 1.7(b) of the Agreement.

“Confidentiality Agreement” has the meaning provided in Section 5.1(a) of the Agreement.

“Cumulative Net Sales” means (a) cumulative Net Sales of the Product and (b) to the extent not included in clause (a) above, Sublicense Revenue calculated (with respect to both (a) and (b)) from and after the Effective Time.  Sales between Purchaser and its Affiliates shall be excluded from the computation of Cumulative Net Sales.  Cumulative Net Sales shall include sales between Purchaser and sublicensees or resellers.  To the extent that Seller invoices or sells Product on behalf of Purchaser pursuant to the Transition Services Agreement, such invoices and sales shall be included in the calculation of Cumulative Net Sales.  Monetary conversion from the currency of a foreign country, in which the Product is sold, into United States currency shall be calculated at the actual average rates of exchange for the year to date as used by Purchaser in producing its quarterly and annual accounts.  For purposes of calculating Cumulative Net Sales, the term Product shall include: (a) any product covered by the BLA, (b) any product Distributed under a Product Trademark (including CytoGam), and (c) any product covered by the Product Patent Rights.

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“Deductible” has the meaning provided in Section 8.2(b) of the Agreement.

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of the Product, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Entities and third parties in connection therewith.

“Effective Time” has the meaning provided in Section 1.4 of the Agreement.

“Equipment Payment” has the meaning provided in Section 1.6(b) of the Agreement.

“Escrow Agreement” has the meaning provided in Section 1.7(e) of the Agreement.

“Escrow Deposit” has the meaning provided in Section 1.7(e) of the Agreement.

“Estimated Inventory Value” has the meaning provided in Section 1.8(a) of the Agreement.

“Excluded Assets” has the meaning provided in Section 1.2(b) of the Agreement.

“Excluded Liability” has the meaning provided in Section 1.3(b) of the Agreement.

“Excluded Tax Liability” has the meaning provided in Section 1.3(b)(vi) of the Agreement.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDA Transfer of Ownership Letter” means the letter submitted by each of the Parties and the application form submitted by Purchaser to the FDA notifying the agency of the change in ownership of the BLA in accordance with 21 C.F.R. § 314.72.

“Financial Statements” has the meaning provided in Section 3.9.

“First Milestone” has the meaning provided in Section 1.6(d)(i) of the Agreement.

“First Milestone Payment” has the meaning provided in Section 1.6(d)(i) of the Agreement.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, as consistently applied by Seller.

“Government Multi-Product Contracts” means all contracts by which Seller dispenses the Product through a Government Entity, together with other  products of Seller.

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“Governmental Authorizations” means those authorizations of Governmental Entities described on Schedule 1.2(a)(ii), including the BLA and the NOC.

“Governmental Entity” means any Federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

“Governmental Investigation” has the meaning provided in Section 2.8(a) of the Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all laws and regulations promulgated pursuant thereto or in connection therewith.

“Indemnified Party” has the meaning provided in Section 8.6(a) of the Agreement.

“Indemnifying Party” has the meaning provided in Section 8.6(a) of the Agreement.

“Independent Accounting Firm” has the meaning provided in Section 1.8(a)(ii) of the Agreement.

“Independent Audit Accounting Firm” has the meaning provided in Section 1.7(d)(ii) of the Agreement.

“Initial Inventory Payment” has the meaning provided in Section 1.6(c) of the Agreement.

“Interim Financial Statements” has the meaning provided in Section 3.9.

“Inventory” means all inventory of finished product that has six (6) months or more of remaining shelf life and that is formulated, labeled, packaged or otherwise intended for use, sale or offer for sale under the Product Trademarks owned by Seller or its Affiliates as of the Effective Time and which inventory meets the specifications for the Product as set out in the BLA together with all work-in-progress and all materials or ingredients (including plasma) owned by Seller or its Affiliates as of the Effective Time for which value is attributed pursuant to the calculation set forth on Schedule 1.8 used for determining the Inventory Value, or, if the Inventory Value is not yet calculated, the Estimated Inventory Value.

“Inventory Value” has the meaning provided in Section 1.8(a) of the Agreement.

“Inventory Variance” has the meaning provided in Section 1.8(b) of the Agreement.

“IRS” has the meaning provided in Section 1.9(d) of the Agreement.

“Knowledge” means (i) with respect to Seller, the actual knowledge of any executive officer of Seller, and (ii) with respect to Purchaser, the actual knowledge of any executive officer of Purchaser.

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“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Entity, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Entity specifically with respect to Seller or the Product.

“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.

“Liens and Encumbrances” means, with respect to the Acquired Assets, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind, including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Logos” means all registered and common law trademark, trade dress, copyright and other rights to the graphic patterns associated with the Product Trademarks as set forth in Schedule 1.2(a)(i), and all goodwill associated therewith.

“Losses” has the meaning provided in Section 8.2(a) of the Agreement.

“Marketing Material” means those items described on Schedule 1.2(a)(iv).

“Material Adverse Effect” means any change or effect that is materially adverse to the Product-Related Business taken as a whole, or the condition (financial or otherwise) thereof, taken as a whole, or the Acquired Assets and Assumed Liabilities, taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the pharmaceutical industry or specifically affect the industry for blood plasma-related products (including legal and regulatory changes), so long as the Product-Related Business is not disproportionately affected in comparison to either such industry, (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Agreement Date, (d) changes arising from the consummation of the Acquisition, or the announcement of the execution of, the Agreement, the Ancillary Agreements or any other agreement in connection with the Acquisition, including (i) any actions of competitors, (ii) any actions of customers, (iii) any actions taken by or losses of employees or (iv) any delays or cancellations of orders for Products or services, (e) any reduction in the price of the Product offered by the Product-Related Business in response to the reduction in price of comparable products offered by a competitor or potential competitor, (f) any change in accounting practices or policies of Seller as required by GAAP, (g) any changes in Law, or (h) any circumstance, change or effect that results from any action taken pursuant to or in accordance with the Agreement, the Ancillary Agreements or at the request of Purchaser.

“Milestone Acceleration Event” has the meaning provided in Section 1.7(f)(i).

“Milestone Allocation” has the meaning provided in Section 1.9(c) of the Agreement.

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“Milestone Notice” has the meaning provided in Section 1.7(a) of the Agreement.

“Milestone Payments” has the meaning provided in Section 1.6(d)(iii) of the Agreement.

“Milestones” has the meaning provided in Section 1.6(d)(iii) of the Agreement.

“Names” means “MedImmune, Inc.” and variations and derivatives thereof and any other logos or trademarks, trade names or service marks of Seller or its Affiliates other than “CytoGam” and any variations and derivations thereof, including but not limited to the Product Trademarks.

“Net Sales” means the sum of all gross amounts invoiced by Purchaser and its Affiliates to third parties (including sublicensees) for the sale of Product to such third parties, less (in each case, with respect to such gross amounts invoiced) amounts included for the following:

(a)         the following credits, commissions, refunds, rebates, chargebacks, retroactive price adjustments, or credits to the extent actually taken as reductions to gross amounts received during such period in accordance with generally accepted accounting principles in the United States of America, consistently applied (GAAP), which effectively reduce the net selling price to third parties (but only to the extent not already deducted from the invoice) for:

(1)           any discounts or allowances customary in the trade including, but not limited to, trade discounts, cash discounts, quantity discounts, volume discounts, fees paid to group purchasing organizations or managed care entities or prompt payment discounts;

(2)           any chargebacks or rebates including, but not limited to, cash, governmental and managed care rebates and hospital or other buying group chargebacks; and

(3)           any amounts repaid or credited to such third parties for returned, rejected, recalled or damaged Product;

(b)        the cost of shipping the Product from Purchaser to the third party, including, but not limited to shipping-related freight and insurance costs, in all cases to the extent such costs are included in the gross amount invoiced for sales of a Product;

(c)         Taxes, other than income taxes, specifically associated with the sale of a Product including, but not limited to, sales, excise, turnover, inventory, value-added and similar taxes along with duties or other governmental tariffs assessed on the sale of a Product;

(d)        any free goods or samples; and

(e)         reasonable allowances for doubtful accounts, as recorded in accordance with GAAP and only to the extent not otherwise deducted pursuant to any of the deductions permitted under subsection (a) above.

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“NOC” means the Notice of Compliance for the Product described in Schedule 1.2(a)(ii) to the Agreement including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of Seller or its Affiliates as of the Effective Time, including any and all information, data, know-how, formulations, assays, good will or intellectual computing contained in the NOC.

“Ordinary Course of Business” means ordinary course of business consistent with past practices.

“Parent Guaranty” means that certain Guaranty made by Purchaser Parent in favor of Seller in the form attached hereto as Exhibit G, pursuant to which Purchaser Parent guaranties the full and punctual payment when due of all financial and indemnity obligations of Purchaser under this Agreement including, without limitation, the obligation to make the Milestone Payments when due, as provided therein.

“Parties” means the Seller and the Purchaser.

 “Permitted Liens” means, collectively (a) Liens and Encumbrances for taxes or assessments that are not delinquent or are being contested in good faith by appropriate proceedings and for which Seller has established adequate reserves, (b) statutory mechanics, warehousemen’s, materialmens, contractors, workmen’s, repairmen’s and carriers liens, and other similar Liens and Encumbrances arising in the ordinary course for obligations that are not delinquent, and (c) the rights, if any, of third parties, appearing in product advertisements for the Product being transferred as part of the Acquired Assets; in each case, only where such liens do not materially impair the current use or the value of the assets subject to such liens.

“Person” means any individual, group, corporation, partnership, trust or other organization or entity (including any Governmental Entity).

“Pre-Effective Time Tax Period” means all taxable periods ending on or before the Effective Time and the portion ending on the Effective Time of any taxable period that includes (but does not end on) the Effective Time.

“Proceeding” has the meaning provided in Section 2.8(a) of the Agreement.

“Product” has the meaning provided in the Recitals of the Agreement.

“Product Copyrights” means those copyrights owned by Seller in works of authorship solely and exclusively related to the Product-Related Business.

“Product Documentation” means those items describe on Schedule 1.2(a)(iii).

“Product Domain Names” means the domain name “CYTOGAM.com” and other “CYTOGAM” domain names involving other domains or registrars, and all goodwill associated therewith.

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“Product Intellectual Property” means (i) the Product Trademarks, (ii) the Logos, (iii) the Product Patent Rights, (iv) the Product Copyrights, (v) the Product Know-How, (vi) the Product Trade Dress and (vii) the Product Domain Names.

“Product Know-How” means as owned or licensed by Seller and exclusively related to the Product and Product-Related Business, the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing, marketing, sales and/or other information or data, other than such know-how which is or becomes the subject of a Product Patent Right.

“Product Patent Rights” means those United States and international patents, patent applications and statutory invention registrations specifically described in Schedule 1.2(a)(i) to the Agreement or otherwise solely related to the Product, which, for the purpose of this Agreement, will be deemed to include any current or future reissues, divisions, continuations, continuations-in-part, examinations and reexaminations thereof, and including any counterparts or equivalents of any of the foregoing in any country of the world in which such counterparts or equivalents exist.

“Product Percentage” has the meaning provided in Section 1.7(b)(i) of the Agreement.

“Product Records” means to the extent permitted by Law, all books and records relating primarily or exclusively to the Product, including copies of all material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, and correspondence (excluding invoices) with respect to the Product or the Product-Related Business to the extent maintained by Seller, and all complaint files and adverse event files with respect to the Product, provided, however, that (a) in each case, Seller may exclude any intellectual property contained therein that is not used primarily in connection with the Product, which excluded intellectual property shall continue to be owned by Seller, (b) Seller may retain: (i) a copy of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes, (ii) a copy of any such books and records to the extent such books and records relate primarily but not exclusively to the Product or Product-Related Business, (iii) all books, documents, records and files (A) prepared in connection with or relating to the Acquisition, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Acquired Assets, the Assumed Liabilities, the Product and the Product-Related Business, or (B) maintained by Seller and/or its Representatives, agents or licensees in connection with their respective Tax, legal, regulatory or reporting requirements, and (iii) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded, and (c) Seller shall be entitled to redact from any such books and records any information that does not relate exclusively to the Product or Product-Related Business.

“Product Trade Dress” means the trade dress, package designs, product inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller and used exclusively in connection with the Product or the packaging therefor and all goodwill associated therewith, but specifically excluding any Seller trademarks other than the Product Trademarks.

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“Product Trademarks” means the United States and international trademarks used to identify or promote the Product and the Product-Related Business, including all registrations for the Product described on Schedule 1.2(a)(i), and all other statutory, common law or other trademark rights existing throughout the world to CYTOGAM and any other trademarks, tag lines or promotional phrases exclusively used to identify or promote the Product, and all amendments thereto, and all goodwill associated therewith.

“Product-Related Business” means Seller’s rights in the Product and the Distribution thereof.

“Purchase Deposit” has the meaning provided in Section 1.5(a) of the Agreement.

“Purchase Price” has the meaning provided in Section 1.6 of the Agreement.

“Purchaser” has the meaning provided in the Preamble of the Agreement.

“Purchaser Indemnitees” has the meaning provided in Section 8.2(a) of the Agreement.

“Purchaser Lot” has the meaning provided in Section 1.3(a)(i) of the Agreement.

“Purchaser Parent” means CSL Limited, an Australian Capital Territory corporation, the ultimate parent company of Purchaser.

“Quarterly Sales Report” has the meaning provided in Section 1.7(a)(ii) of the Agreement.

“Related Instruments” means the Assumption Agreement and Trademark Assignment Agreement.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.

“Required Consents” means those consents to assignment of certain of the Assigned Contracts, as listed on Schedule 6.4.

“Retained Information” means any and all books and records prepared and maintained by Seller or its Affiliates in connection with the Acquired Assets, including all regulatory files (including correspondence with regulatory authorities), research data, marketing data, laboratory books, batch records, Product complaint records and stability studies, that do not relate exclusively to the Acquired Assets, provided, however, that to the extent any such information relates to both Acquired Assets and Excluded Assets, each party shall have appropriate rights thereto.

“Revised Allocation” has the meaning provided in Section 1.9(b) of the Agreement.

“Sales Records” has the meaning provided in Section 1.7(d)(i) of the Agreement.

“Second Milestone” has the meaning provided in Section 1.6(d)(ii) of the Agreement.

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“Second Milestone Payment” has the meaning provided in Section 1.6(d)(ii) of the Agreement.

“Seller” has the meaning provided in the Preamble of the Agreement.

“Seller Indemnitees” has the meaning provided in Section 8.3 of the Agreement.

“Seller Lot” has the meaning provided in Section 1.3(a)(i) of the Agreement.

“Statement of Inventory Value” has the meaning provided in Section 1.8(a)(i) of the Agreement.

“Straddle Period” has the meaning provided in Section 1.3(b)(vi) of the Agreement.

“Sublicense Revenue” means all amounts paid to Purchaser and its Affiliates as a result of a grant of rights, or any other arrangement to market, sell or otherwise distribute the Products, including, without limitation, license fees, milestone payments, premiums on equity, premiums on payment for research and development, and royalties, but excluding amounts paid on account of purchases of Product if such purchase is for resale.

“Taxes”, or “Tax” in the singular form, means any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest or penalties with respect to such taxes.

“Tax Return” means any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Acquired Assets.

“Termination Date” has the meaning provided in Section 9.1(d) of the Agreement.

“Third Milestone” has the meaning provided in Section 1.6(d)(iii) of the Agreement.

“Third Milestone Payment” has the meaning provided in Section 1.6(d)(iii) of the Agreement.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Third Party Claim” has the meaning provided in Section 8.6(a) of the Agreement.

“Trademark Assignment Agreement” means the Assignment of All Rights in Cytomegalovirus Immune Globulin Intellectual Property to be dated as of the Closing by and between the Seller and the Purchaser substantially in the form attached hereto as Exhibit C.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into as of the Closing by Seller and Purchaser, substantially in the form attached hereto as Exhibit E.

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